Exhibit 10.1

CREDIT AGREEMENT
dated as of March 27, 2024

among

FLEXSHOPPER 2, LLC,
as Company,

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION
as Paying Agent,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

and

Powerscourt Investments 50, LP,
as Administrative Agent

________________________________________________________

Securitization Warehouse Facility

________________________________________________________

i

Table of Contents

(continued)

Table of Contents

(continued)

APPENDICES:	A	Commitments
	B	Principal Offices/Notice Addresses
	C	Eligibility Criteria
	D	Advance Rate Step-Down Trigger Level

SCHEDULES:	1	Financial Covenants
	2	Jurisdictions of Organization
	3	Organizational and Capital Structure
	4	Underwriting Policies
	5	[Reserved]
	6	Key Persons
	7	[Reserved]
	8	Eligible Merchandise
	9	[Reserved]
	10	Collections Policies
	11	Non-Approved States

EXHIBITS:	A	Form of Assignment and Assumption Agreement
	B	Form of Borrowing Base Certificate
	C	Form of Certificate Regarding Non-Bank Status
	D	Form of Compliance Certificate
	E	Form of Funding Notice
	F	Form of Loan Note
	G	Form of Lease Agreement
	H	Form of Subordinated Promissory Note
	I	Form of Monthly Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of March 27, 2024 (the “Agreement”), is entered into by and among FlexShopper 2, LLC, a Delaware limited liability company (the “Company”), the Lenders party hereto from time to time, (the “Lenders”), Computershare Trust Company, National Association, as Paying Agent for the Lenders (in such capacity, "Paying Agent"), and Powerscourt Investments 50, LP, a Delaware limited liability company, as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Company desires to borrow from the Lenders from time to time;

WHEREAS, the Lenders shall, at the request of the Company in accordance with the terms of this Agreement, make Loans to the Company from time to time;

WHEREAS, Powerscourt Investments 50, LP has been requested and is willing to act as Administrative Agent on behalf of the Lenders in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“1F1-Eligible Lease” means, as of any date of determination, any Eligible Lease that is not a Test Merchandise Lease and is a Non-Paying Lease that has missed only one (1) of its scheduled Payments.

“1F1-Eligible Retail Loan” means, as of any date of determination, any Eligible Retail Loan that is a Non-Paying Retail Loan that has missed only one (1) of its scheduled Payments.

“2F2-Eligible Lease” means, as of any date of determination, any Eligible Lease that is not a Test Merchandise Lease and is a Non-Paying Lease that has missed only two (2) of its scheduled Payments.

“2F2-Eligible Retail Loan” means, as of any date of determination, any Eligible Retail Loan that is a Non-Paying Retail Loan that has missed only two (2) of its scheduled Payments.

“Act” as defined in Section 4.25.

“Active Lease" or "Active Retail Loan” means any Lease or Retail Loan, as applicable, that is designated on the internal system of Seller or Servicer, as applicable, as “Active”.

“Account Control Agreement” shall mean each of the Lockbox Account Control Agreement and the Blocked Account Control Agreement.

“Accrued Interest Amount” means, as of any day, the aggregate amount of all accrued and unpaid interest on the Loans payable in cash hereunder pursuant to Section 2.5 or 2.6 as applicable.

“Additional Diligence” as defined in Section 2.1(e)(ii).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR for such calculation plus (b) 0.11%; provided, that if Adjusted Term SOFR as so determined shall ever be less than zero, then Adjusted Term SOFR shall be deemed to be zero.

“Administrative Agent” as defined in the preamble hereto. The term “Administrative Agent” shall include, for all purposes of the Credit Documents, any successor Administrative Agent appointed pursuant to Section 8.6(a)(i) (including, for the avoidance of doubt and without limitation, any successor Administrative Agent appointed pursuant to the last sentence thereof).

“Advance Rate Step-Down Event” shall be in effect on any date that the Advance Rate Step-Down Ratio is less than the related Advance Rate Step-Down Trigger Level, for two or more Seasoned Net Vintage Pools concurrently; and/or (ii) the Payment Processing Expense Ratio is greater than 8%.

“Advance Rate Step-Down Ratio” calculated for each related Seasoned Net Vintage Pool of Pledged Leases and Pledged Retail Loans originated by Bank Partner (an interest in which has been transferred to the Company) or Seller, as applicable, during October 2015 or any subsequent Monthly Period, shall mean the percentage equivalent of a fraction equal to (A) the cumulative sum of all Collections (net of any amounts collected with respect to such related Leases pursuant to the payment of sales and use taxes) received with respect to the related Pledged Leases and Pledged Retail Loans, over (B) the aggregate original Order Value Of Pledged Leases and Pledged Retail Loans with respect to which the first scheduled payment is due, as applicable.

“Advance Rate Step-Down Trigger Level” for any date of determination, the applicable percentage specified in Appendix D attached hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Bank Partner (to the extent related to or in connection with the Bank Partner Program or the Retail Loans), Company, FlexLending, Seller or any Subsidiary thereof) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the actual knowledge of Company or Seller, threatened in writing against or affecting Bank Partner (to the extent related to or in connection with the Bank Partner Program or the Retail Loans), Company, FlexLending, Seller or any Subsidiary thereof, or any of their respective property.

“Affected Party” means any Lender, the Paying Agent, Powerscourt Investments 50, LP, in its individual capacity and in its capacity as Administrative Agent, and, with respect to each of the foregoing, the parent company or holding company that controls such Person.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.

“Aggregate Amounts Due” as defined in Section 2.14.

“Agreement” means this Credit Agreement, dated as of March 27, 2024, as it may be amended, supplemented or otherwise modified from time to time.

“Amortized Order Value” means, for any date of determination (1) with respect to any Lease contract the (i) Order Value minus (ii) the product of (a) 1 divided by the Total Payback Multiple and (b) the cumulative Collections received with respect to such Lease since inception net of cumulative amounts collected with respect to any Lease pursuant to the payment of sales and use taxes and (2) with respect to any Retail Loan, the principal amount of such Retail Loan outstanding as of such date of determination.

“Applicable Advance Rate” means the “Applicable Advance Rate” described in the Fee Letter.

“Applicable Margin” means the “Applicable Margin” described in the Fee Letter.

“Approved State” means each of the 50 United States of America and the District of Columbia, other than, (a) with respect to Leases, the states set forth in Item A of Schedule 11attached hereto, and (b) with respect to Retail Loans, those states set forth in Item B of Schedule 11 attached hereto, provided, however, that, in the event that the Requisite Lenders revoke the designation or restore a previously revoked designation of any jurisdiction as an “Approved State” due to a change in, or change in the interpretation of, or noncompliance with, the regulations or law (including case law) relating to (i) the origination, administration, servicing, collectibility, enforceability or terms, of any lease or loan (or interest therein) made to an Obligor; (ii) the choice of law, or the enforceability of the choice of law, that governs a lease or loan made to an Obligor; or (iii) the choice of venue or the choice of jurisdiction, or the enforceability of the choice of venue or the choice of jurisdiction, that governs a lease or loan made to a Obligor, then upon receipt by Company of written notice thereof from the Administrative Agent, each such jurisdiction shall or shall no longer constitute an “Approved State”, as applicable.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof by and between Intermediate Seller, as Purchaser, and the Seller, as amended, modified or supplemented from time to time, whereby the Seller has agreed to sell and Intermediate Seller has agreed to purchase Eligible Leases from time to time.

“Asset Loan Purchase Agreement” means that certain Asset Loan Purchase Agreement dated as of the date hereof, by and between Company, as Purchaser, and FlexLending, as seller, as amended, modified or supplemented from time to time, whereby FlexLending has agreed to sell and Company has agreed to purchase Eligible Retail Loans originated by Bank Partner and acquired by FlexLending pursuant to the Bank Partner Loan Program Agreement from time to time.

“Asset Sale Agreement” means that certain Asset Sale Agreement dated as of the date hereof by and between Company, as Purchaser, and the Intermediate Seller, as seller as amended, modified or supplemented from time to time, whereby the Intermediate Seller has agreed to sell and Company has agreed to purchase Eligible Leases and Eligible Retail Loans from time to time.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary, controller or senior vice president of capital markets (or, in each case, the equivalent thereof).

“Automobile Repair Loan” means any participation interest in a consumer loan made by Bank Partner to an Obligor for the retail purchase of automobile parts and repair and installation services to be performed by an Eligible Retailer and originated and underwritten by the Bank Partner in accordance with the Bank Partner Loan Program Agreement and the Bank Partner Credit Policies, which has been purchased by FlexLending (in the form of a participation interest) from the Bank pursuant to the Bank Partner Loan Program Agreement and from FlexLending by Company pursuant to the Asset Loan Purchase Agreement.

“Availability” means, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Total Utilization of Commitments.

“Backup Servicer” means (a) with respect to Leases, First Associates, LLC (“First Associates”), and (b) with respect to Retail Loan, Systems & Services, Technologies, Inc. (“SST”), or, in each case, any replacement thereof appointed by the Requisite Lenders in accordance with Section 6.12, who will perform backup servicing and backup verification functions with respect to the Eligible Leases and Eligible Repair Loans, as applicable.

“Backup Servicing Agreement” means (a) with respect to Leases, that certain Backup Servicing Agreement in form and substance reasonably satisfactory to the Administrative Agent, to be dated following the Closing Date, to be executed by the Company, the Servicer, the Administrative Agent and First Associates, as it may be amended, modified or supplemented from time to time in accordance with Section 6.15, (b) with respect to Retail Loans, that certain Backup Servicing Agreement in form and substance reasonably satisfactory to the Administrative Agent, to be dated following the Closing Date, to be executed by Company, the Servicer, the Administrative Agent and SST, as it may be amended, modified or supplemented from time to time in accordance with Section 6.15, and (c) any other agreement entered into from time to time among Company, the Servicer, the Administrative Agent and Backup Servicer with respect to the backup servicing and verification of the Eligible Leases and/or Eligible Retail Loans.

“Backup Servicing Fee” shall have the meaning attributed to such term in the applicable Backup Servicing Agreement.

“Bank Partner” means Transportation Alliance Bank, Inc. dba TAB Bank, a Utah state chartered bank, or any additional or successor originating bank as shall be acceptable to the Administrative Agent in its sole and absolute discretion.

“Bank Partner Credit Policies” means, with respect to the Retail Loans, the underwriting policies, procedures, guidelines and methodologies of the Bank Partner described in Exhibit B of the Bank Partner Loan Program Agreement, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16(a).

“Bank Partner Program” means the activities performed by FlexLending and the Bank Partner in connection with the marketing, origination, sale and servicing of Retail Loans under the Bank Partner Loan Program Agreement.

“Bank Partner Loan Program Agreement” means the Loan Program Agreement, dated as of September 15, 2020 between Bank Partner and FlexLending, as it may be amended, restated or otherwise modified from time to time as permitted by this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blocked Account Control Agreement” means that certain account control agreement in form and substance reasonably satisfactory to the Administrative Agent, to be dated following the Closing Date, to be executed among the Company, the Administrative Agent and Computershare Trust Company, National Association.

“Borrower Pledge Agreement” means that certain pledge agreement, dated as of the date hereof, pursuant to which the Intermediate Seller pledges its equity interests in the Company to the Administrative Agent for the benefit of the Lenders.

“Borrowing Base” means, as of any day, an amount equal to the lesser of:

(a) the amount equal to the following:

(i)	the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for each Eligible Lease and Eligible Retail Loan, as applicable, plus

(ii)	the aggregate amount of Collections in the Lockbox Account and the Collection Account for Eligible Leases and Eligible Retail Loans to the extent such Collections and other funds have already been applied to reduce the Amortized Order Value of the related Eligible Lease or Eligible Retail Loan, as applicable, plus

(iii)	the aggregate amount of Collections in the Lockbox Account and the Collection Account for leases and loans (or interests therein) that are not Eligible Leases or Eligible Retail Loans; minus

(iv)	the sum of Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and including (but not limited to) the Servicing Agreement and the Backup Servicing Agreement; minus

(v)	the Charge-Back Reserve Amount; minus

(vi)	any amounts collected and on deposit in the Lockbox Account or Collection Account collected with respect to a Lease pursuant to the payment of sales and use taxes; minus

(vii)	the Excess Concentration Amount, and

(b) the Commitment on such date.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B, as amended, restated, supplemented or otherwise modified from time to time, executed by an Authorized Officer of Company and delivered to Administrative Agent, the Paying Agent and each Lender, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.

“Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Commitments exceeds the Borrowing Base.

“Borrowing Base Report” means a report substantially in the form of Exhibit B, executed by an Authorized Officer of Company and delivered to the Administrative Agent, the Paying Agent and each Lender, attached to a Borrowing Base Certificate.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Minnesota or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Seller and its Subsidiaries.

“Cash Equivalents” means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such day; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit C, as amended, restated, supplemented or otherwise modified from time to time.

“Change of Control” means, at any time, (a) any “person” or “group” of related persons (as such terms are given meaning in the Exchange Act and the rules of the SEC thereunder) is or becomes the owner, beneficially or of record, directly or indirectly, of more than 50% of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of Parent; (b) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Seller and its Subsidiaries taken as a whole to any “person” (as such term is given meaning in the Exchange Act and the rules of the SEC thereunder); or (c) the Intermediate Seller shall cease to beneficially own and control 100% of the economic and voting interest in the Capital Stock of Company and the Seller shall cease to beneficially own and control 100% of the economic and voting interests in the Capital Stock of the Intermediate Seller.

“Charge-Back Reserve Amount” means $0, or such other amount as may be agreed to from time-to-time by the parties hereto.

“Charged-Off Lease” means a Lease which, in each case, consistent with the Collections Policies, has or should have been written off Company’s books as uncollectable.

“Charged-Off Retail Loan” means a Retail Loan which, in each case, consistent with the Collections Policies, has or should have been written off Company’s books as uncollectable.

“Closing Date” means March 27, 2024.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means the Security Agreement, the Control Agreements, the Pledge Agreement, the Borrower Pledge Agreement and all other instruments, documents and agreements delivered by, or on behalf of, Company, the Intermediate Seller or Seller pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favor of, Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Administrative Agent or the Secured Parties therein.

“Collection Account” means an account with account number 84031201 maintained by Computershare Trust Company, National Association in the name of Company. Cash held within the Collection Account shall initially be held with Wells Fargo Bank, N.A.

“Collections” means, with respect to each Pledged Lease and Pledged Retail Loan, any and all cash collections and other cash proceeds of such Pledged Lease or Pledged Retail Loan, as applicable (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all amounts collected as fees, or charges for late payments with respect to such Pledged Lease or Pledged Retail Loan, as applicable, all recoveries with respect to each Charged-Off Lease or Charged-Off Retail Loan, as applicable, all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof pursuant to Section 6.6, all proceeds of any sale, transfer or other disposition of any Pledged Lease or Pledged Retail Loan, as applicable, by Company, Servicer, Subservicer or SST Subservicer and all deposits, payments or recoveries made in respect of any Pledged Lease or Pledged Retail Loan, as applicable, to any Controlled Account, or received by Company, Servicer, Subservicer or SST Subservicer in respect of a Pledged Lease or Pledged Retail Loan, as applicable, all Interest Rate Cap Payments and other amounts received under any Interest Rate Cap, and all payments representing a disposition of any Pledged Lease or Pledged Retail Loan, as applicable, in each case, other than proceeds of any sale, transfer or disposition of any Pledged Lease or Pledged Retail Loan, as applicable that is not an Eligible Lease or Eligible Retail Loan.

“Collections Policies” means, (a) with respect to Leases, the policies, procedures, guidelines and methodologies attached hereto as Schedule 10, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16(b), and (b) with respect to Retail Loans, the servicing policies, procedures, guidelines and methodologies of the Bank Partner described in Exhibit H of the Bank Partner Loan Program Agreement, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16(a).

“Commitment” means the commitment of a Lender to make or otherwise fund any Loan and “Commitments” means such commitments of the Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Commitment of each Lender will be equal to zero on the Commitment Termination Date.

“Commitment Fee” has the meaning set forth in the Fee Letter.

“Commitment Period” means the period from the Closing Date to but excluding the Commitment Termination Date.

“Commitment Termination Date” means the earliest to occur of: (i) the Scheduled Commitment Termination Date; (ii) the date the Commitments are permanently reduced to zero pursuant to Section 2.9(b); (iii) the date the Commitments are terminated pursuant to Section 7.1; (iv) the date of a Permitted Change of Control; and (v) errors, exceptions or discrepancies exist with respect the reconciliation of the applicable delivered documents to the Lease File or Retail Loan File with respect to any Proof of Purchase Verification Event or Inspection Verification Event and such errors, exceptions or discrepancies have not been remedied, for ten (10) Business Days following written notice thereof by the Required Lenders to the Company.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D (which shall include a compliance certification with respect to the Financial Covenants for the related reporting period), as amended, restated, supplemented or otherwise modified from time to time.

“Compliance Review” as defined in Section 5.5(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness determined on a consolidated basis in accordance with GAAP, including all accrued and unpaid interest on the foregoing.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreements” means collectively, the Lockbox Account Control Agreement and the Blocked Account Control Agreement.

“Controlled Account” means each of the Collection Account, the Sales Tax Account and the Lockbox Account, and the “Controlled Accounts” means all of such accounts.

“Controlled Account Bank” means (a) with respect to the Lockbox Account, Wells Fargo Bank, N.A. and (b) with respect to the Collection Account and the Sale Tax Account, Computershare Trust Company, National Association.

“Credit Date” means the date of a Loan.

“Credit Document” means any of this Agreement, the Loan Notes, if any, the Collateral Documents, the Bank Partner Loan Program Agreement, the Asset Purchase Agreement, the Asset Loan Purchase Agreement, the Asset Sale Agreement, the Servicing Agreement, Delegation of Servicing Agreement, the SST Subservicing Agreement, the Backup Servicing Agreement, the Right of First Refusal Side Letter, the Guarantee Agreement, the Intermediate Seller Guarantee Agreement, the Validity Guarantee, the Guarantee Agreement (FlexLending), the Fee Letter, any Interest Rate Cap, and all other documents, instruments or agreements executed and delivered by Company or Seller for the benefit of the Administrative Agent or any Lender in connection herewith.

“CRR” means Articles 404-410 of The European Union Capital Requirements Regulation (Regulation (EU) No 575/2013), as amended.

“Cumulative Accrued Payment Amount” means a) the Weekly Payment Amount divided by 7, multiplied by b) the number of calendar days since the first scheduled Payment Date.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders over the aggregate outstanding principal amount of all Loans.

“Default Interest Rate” as defined in Section 2.6.

“Defaulted Lease” means, with respect to any date of determination, a Lease which is a Charged-Off Lease.

“Defaulted Retail Loan” means, with respect to any date of determination, a Retail Loan which is a Charged-Off Retail Loan.

“Defaulted Lender Loan” as defined in Section 2.17.

“Defaulting Lender” as defined in Section 2.17.

"Delegation of Servicing Agreement" means the Delegation of Servicing Agreement, dated as of the date hereof, among Company, Servicer, Subservicer and Administrative Agent, as it may be amended, restated or otherwise modified from time to time.

“Delayed EPO Lease” means any Early Purchase Option Lease exercised by the Obligor on any date after the related Obligor’s thirteenth rental payment.

“Delinquent Lease” means, as of any date of determination, any Lease with a Missed Payment Factor of 4.29 or more.

“Delinquent Retail Loan” means, as of any date of determination, any Retail Loan with a Missed Payment Factor of 4.29 or more.

“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Officer” means, with respect to Company, any Person with the title of Chief Executive Officer or Chief Financial Officer.

“Determination Date” means the last day of each Monthly Period.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Early Eligible Lease” means an Eligible Lease for which the first payment thereunder is not yet due.

“Early Eligible Retail Loan” means an Eligible Retail Loan for which the first payment thereunder is not yet due.

“Early Purchase Option Lease” means any Lease in which the early purchase option was exercised pursuant to the Lease Agreement.

“Early Termination Fee” means the “Early Termination Fee” as described in the Fee Letter.

“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to by each of the Requisite Lenders and Company from time to time.

“Eligible Assignee” means (i) any Lender or any Lender Affiliate (other than a natural person), and (ii) any other Person (other than a natural Person) approved by Company, so long as no Default or Event of Default has occurred and is continuing, and Administrative Agent (each such approval not to be unreasonably withheld); provided, that none of Seller or any Affiliate of Seller shall, in any event, be an Eligible Assignee.

“Eligible Interest Rate Cap Agreement” means, at any time, an Interest Rate Cap entered into by the Borrower that meets all of the following conditions: (i) it is in substantially the form as is reasonably acceptable to the Administrative Agent and the Borrower; (ii) it has a fixed rate at the time of purchase of such Interest Rate Cap no greater than the applicable Maximum Interest Rate Strike Price; (iii) it designates “Term SOFR” as the floating rate option with a designated maturity of one month; (iv) it provides that any Interest Rate Cap Payments shall be made directly to the Collection Account; and (v) it includes an acknowledgment by the Interest Rate Cap Provider of the collateral assignment of the applicable Interest Rate Cap by the Borrower to the Administrative Agent, on behalf of the Lenders.

“Eligible Interest Rate Cap Provider” means, a financial institution regularly engaged in the business of providing interest rate hedge arrangements similar to Eligible Interest Rate Cap Agreements with a minimum short-term unsecured debt rating of “A-1”/”P-1” by S&P and Moody’s, respectively, and otherwise acceptable to the Administrative Agent.  Notwithstanding the foregoing, such a financial institution that has entered into an Eligible Interest Rate Cap Agreement shall not fail to remain an Eligible Interest Rate Cap Provider unless such financial institution’s unsecured debt rating has decreased below both “A-1” by S&P and “P-1” by Moody’s.

“Eligible Lease” means a Lease with respect to which the applicable Eligibility Criteria are satisfied or, solely with respect to the first Loan hereunder, waived by the Administrative Agent as of the applicable date of determination.

“Eligible Retail Loan” means a Retail Loan with respect to which the applicable Eligibility Criteria are satisfied.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Seller, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EPO Lease” means any Early Purchase Option Lease that is not a Delayed EPO Lease.

“Equity Book Value” means, determined in accordance with GAAP, (i) total stockholders’ equity plus (ii) retained earnings plus (iii) Net Income minus (iv) dividends. For avoidance of doubt, capitalized research and development along with amortization of research and development shall be included in the calculation of this figure.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Seller, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Seller, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Seller, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Seller, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Seller, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Seller, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of Seller, any of its Subsidiaries, or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates, or the assets thereof, or against Seller, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“E-Sign Lease" or "E-Sign Loan” means any Lease or Retail Loan for which the signature or record of agreement of the Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.

“Event of Default” means each of the events set forth in Section 7.1.

“Excess Concentration Amount” means, as of any date of determination, the sum, without duplication, of the following amounts:

(a)	the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for each of the Special Leases that are Eligible Leases and the Special Retail Loan that are Eligible Retail Loans exceeds (y) 10% of the aggregate Borrowing Base; and

(b)	the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for each of the 1F1-Eligible Leases, 1F1-Eligible Retail Loans, 2F2-Eligble Leases, 2F2-Eligible Retail Loans, Late-Eligible Leases and Late-Eligible Retail Loans (without duplication) exceeds (y) 7.5% of the Borrowing Base; and

(c)	the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for each of the New Merchandise Leases that are Eligible Leases and are not Flexshopper Plus Merchandise, each of the Test Merchandise Leases that are Eligible Leases and each New Merchandise Retail Loans that are Eligible Retail Loans exceeds (y) 5% of the aggregate Borrowing Base;

(d)	the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for Eligible Leases and Eligible Retail Loans that have a term to acquire ownership or term, as applicable, that exceeds twelve (12) months exceeds (y) 10.0% of the aggregate Borrowing Base; and

(e)	the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for Eligible Retail Loans exceeds (y) (1) upon the aggregate original Order Value for all Eligible Retail Loans acquired by the Company exceeding $6,000,000 (the "Loan Origination Threshold") and, following reaching such Loan Origination Threshold, if the percentage equivalent of a fraction equal to (A) the average of the cumulative sum of all Collections received with respect to the Pledged Retail Loans of each Seasoned Net Vintage Pool, over (B) the aggregate original Order Value Of such Pledged Retail Loans exceeds the related Advance Rate Step-Down Trigger Level for each of the six (6) Monthly Periods following the Loan Origination Threshold, 40.0% of the aggregate Borrowing Base and (2) at any other time, 25.0% of the aggregate Borrowing Base; provided, however, at any time prior to the date on which FlexLending, the Administrative Agent and Systems & Services Technologies, Inc. have entered into a Backup Servicing Agreement in a form reasonably acceptable to the Administrative Agent, the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for Eligible Retail Loans exceeds (y) 10.0% of the aggregate Borrowing Base; provided, further, however, if FlexLending, the Administrative Agent and Systems & Services Technologies, Inc. have not entered into a Backup Servicing Agreement in a form reasonably acceptable to the Administrative Agent on or before April 22, 2024, the amount by which (x) the sum of the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for Eligible Retail Loans exceeds (y) 0.0% of the aggregate Borrowing Base; and

(f)	the amount by which (x) the products of the Applicable Advance Rate multiplied by the Amortized Order Value at such day for each of the Flexshopper Plus Merchandise that are Eligible Leases exceeds (y) 5% of the aggregate Borrowing Base.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to any Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes with respect to such Affected Party, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Affected Party became an Affected Party or (ii) such Affected Party changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b), amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became an Affected Party or to such Affected Party immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Loan Agreement” means that certain the Credit Agreement, dated as of March 6, 2015, among FlexShopper 2, LLC, Computershare Trust Company, National Association, as paying agent, the various lenders from time to time party thereto and Powerscourt Investments 32, LP, as administrative agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof,

“Exposure” means, with respect to any Lender, as of any date of determination, (a) prior to the termination of the Commitment, the sum of the Commitment of the Lender; and (b) after the termination of the Commitment, the aggregate outstanding principal amount of the Loans owing to the Lender.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.

“Fee Letter” means the fee letter dated as of the date hereof, between Company, Administrative Agent and Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Financial Covenants” means the financial covenants set forth on Schedule 1 hereto.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

“FlexLending” means FlexLending, LLC, a Delaware limited liability company.

“FlexShopper Plus Merchandise” means, as of any date of determination, any Eligible Lease that finances Eligible Merchandise under the Seller’s “FlexShopper Plus” test product, which product employs a retail markup multiple of at least 1.5x.

“Funding Default” as defined in Section 2.17.

“Funding Notice” means a notice substantially in the form of Exhibit E.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, notification, registration, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranty Agreement” means that certain Limited Guaranty, dated as of the date hereof, executed and delivered by the Guarantor to the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Agreement (FlexLending)” means that certain Limited Guaranty, dated as of the date hereof, duly executed and delivered by the Guarantor to the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantor” means FlexShopper, LLC, a North Carolina limited liability company.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Parent and its Subsidiaries, for the Fiscal Year ended 2013, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, certified by the chief financial officer (or the equivalent thereof) of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii) but including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, any Related Agreement, or the transactions contemplated hereby or thereby or the Bank Partner Program (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document.

“Indemnitee” as defined in Section 9.3.

“Indemnitee Agent Party” as defined in Section 8.5(a).

“Independent Manager” as defined in Section 6.14.

“Inspection Verification Event” means a review of Lease Files and Retail Loan Files in connection with an inspection pursuant to Section 5.5(a)(iii).

“Interest Payment Date” means the fifteenth calendar day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day, provided that the initial Interest Payment Date shall be April 15, 2024.

“Interest Period” means an interest period (i) initially, commencing on and including the Closing Date and ending on but excluding the initial Interest Payment Date; and (ii) thereafter, commencing on and including each Interest Payment Date and ending on and excluding the immediately succeeding Interest Payment Date; provided, that no Interest Period with respect to any portion of the Loans shall extend beyond the Termination Date.

“Interest Rate Cap” means any interest rate cap agreement entered into by the Borrower with an interest rate cap provider in accordance with Section 5.17.

“Interest Rate Cap Payment” means any payment made to the Collection Account pursuant to an Interest Rate Cap.

“Interest Rate Cap Provider” means each counterparty under each Interest Rate Cap.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to each Interest Period.

“Intermediate Seller” means FlexShopper 1, LLC, a Delaware limited liability company.

“Intermediate Seller Guarantee Agreement” means that certain Limited Guaranty, dated as of the date hereof, duly executed and delivered by the Intermediate Seller to the Administrative Agent for the benefit of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Intermediate Seller Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Intermediate Seller, dated as of March 6, 2015, as it may be amended, restated or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Key Person Event” means the termination or resignation of any of the employees or Persons identified on Schedule 6 that are not replaced with Persons acceptable to Administrative Agent within 90 days from the date of termination or resignation.

“Late-Eligible Lease” means, as of any date of determination, any Eligible Lease that is not a Test Merchandise Lease with a Missed Payment Factor of greater than 2.14 but less than 4.29.

“Late-Eligible Retail Loans” means, as of any date of determination, any Eligible Retail Loan with a Missed Payment Factor of greater than 2.14 but less than 4.29.

“Lease” means any lease or similar contract between Seller and an Obligor pursuant to which Seller leases Merchandise to an Obligor pursuant to the applicable Lease Agreements, including all rights under any and all security documents or supporting obligations related thereto, including the applicable Lease Agreement and the rights with respect to the Merchandise related thereto.

“Lease Agreement” means, a rental-purchase agreement/lease in substantially one of the forms attached as Exhibit G, as applicable, as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement.

“Lease File” means, with respect to any Lease, (i) copies of each applicable document listed in the definition of “Lease Agreements,” and (ii) the UCC financing statement, if any, filed against the Obligor in connection with the origination of such Lease.

“Lender” means collectively, the Persons identified as “Lenders” on Appendix A and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement.

“Lender Affiliate” means, as applied to any Lender or the Administrative Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or the Administrative Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Lender Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Lender Loans of such Defaulting Lender or by the non-pro rata application of any payments of the Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Company, dated as of the March 6, 2015, as it may be amended, restated or otherwise modified from time to time in accordance with Section 6.15.

“Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash as of such date of determination, (b) the excess of the amount, if any, by which the Borrowing Base exceeds the aggregate principal amount of all outstanding Loans as of such date of determination that is available to be drawn by the Company and (c) the aggregate amount of undrawn and available Permitted Parent Indebtedness.

“Loan” means a loan made by a Lender to Company pursuant to Section 2.1.

“Loan Note” means a promissory note in the form of Exhibit F hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Lockbox Account” means a Deposit Account with account number 89181761631 maintained with Wells Fargo Bank, N.A. in the name of Company.

“Lockbox Account Bank” shall mean Wells Fargo Bank, National Association or any other entity maintaining the Lockbox Account pursuant to the Lockbox Account Control Agreement.

“Lockbox Account Control Agreement” means that certain account control agreement in form and substance reasonably satisfactory to the Administrative Agent, to be dated following the Closing Date, among the Company, the Administrative Agent and Wells Fargo Bank, National Association.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect as determined by Administrative Agent in its sole and absolute discretion on: (i) the business, operations, properties, assets, financial condition or results of operations of the Bank Partner (so long as the Bank Partner Program remains in effect), Parent, FlexLending, Seller and its subsidiaries, taken as a whole; (ii) the ability of Company to pay any Obligations or the Bank Partner (so long as the Bank Partner Program remains in effect), FlexLending, Company, the Intermediate Seller or Seller to fully and timely perform, in any material respect, its obligations under any Credit Document; (iii) the legality, validity, binding effect, or enforceability against the Bank Partner (so long as the Bank Partner Program remains in effect), FlexLending, Company, the Intermediate Seller or Seller of any Credit Document to which it is a party; (iv) the existence, perfection, priority or enforceability of any security interest in the Pledged Leases or the Pledged Retail Loans; (v) the validity, collectability, or enforceability of the Pledged Leases and Pledged Retail Loans taken as a whole or in any material part, or (vi) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Company is a party (other than the Credit Documents or the Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Collection Policy Change” means any change or modification to the Collections Policies, if such change or modification could be expected to be adverse to Lenders or the Collateral.

“Material Underwriting Policy Change” means any change or modification to the Underwriting Policies or the Bank Partner Credit Policies, if such change or modification could be expected to be adverse to Lenders or the Collateral.

“Materials” as defined in Section 5.5(b).

“Maturity Date” means the earlier of (i) twelve (12) months following Commitment Termination Date or (ii) the date that all unpaid principal amount of and accrued interest on the Loans and all other Obligations is declared due and payable pursuant to the terms of this Agreement.

“Maximum Interest Rate Strike Price” means with respect to any Eligible Interest Rate Cap Agreement, 4.0%.

“Merchandise” means consumer goods subject to a Lease Agreement or Loan Agreement, as applicable.

“Missed Payment Factor” means, in respect of any Lease or Retail Loan on any day, an amount equal to the:

a)	The excess of i) Cumulative Accrued Payment Amount over ii) the actual cumulative Collections divided by

b)	The Weekly Payment Amount

“Minimum Retained Membership Interest” has the meaning assigned to such term in Section 5.11(b).

“Monthly Compliance Certificate” means a Monthly Compliance Certificate substantially in the form of Exhibit I (which shall include a compliance certification with respect to the Financial Covenants for the related reporting period), as amended, restated, supplemented or otherwise modified from time to time.

“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month.

“Monthly Reporting Date” means the date that is two 2 Business Days prior to each Interest Payment Date.

“Monthly Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.

“Monthly Vintage Pool” means as of any date of determination, the pool of Leases and Retail Loans originated by Seller or Bank Partner (and interest in which has been transferred to the Company) during any Monthly Period, as applicable.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Income” means, net income or loss, determined in accordance with GAAP and before any reduction in respect of dividends.

“New Merchandise Lease” means, as of any date of determination, any Eligible Lease that finances Merchandise which is not listed on Schedule 8 (other than motor vehicle parts, repairs and installation services), but has been approved in writing by the Administrative Agent; provided however, any such Leases that finance a specific type of Merchandise shall no longer constitute "New Merchandise Leases" upon the aggregate original Order Value for all Eligible Leases financing such specific type of Merchandise acquired by the Company exceeding $500,000 (the "New Lease Merchandise Origination Threshold") and, following reaching such New Lease Merchandise Origination Threshold for such Merchandise, if the percentage equivalent of a fraction equal to (A) the average of the cumulative sum of all Collections (net of any amounts collected with respect to such related Leases pursuant to the payment of sales and use taxes) received with respect to the Pledged Leases financing such specific type of Merchandise of each Seasoned Net Vintage Pool of Retail Leases, over (B) the aggregate original Order Value Of such Pledged Leases financing such specific type of Merchandise exceeds the Advance Rate Step-Down Trigger Levels set forth in Appendix D for each of the first six (6) Monthly Periods following reaching the New Lease Merchandise Origination Threshold for such specific type of Merchandise, such Merchandise shall be deemed approved and incorporated as Merchandise that can be financed by Retail Leases under Schedule 8.

“New Merchandise Retail Loan” means, as of any date of determination, any Eligible Retail Loan that finances Merchandise which is not listed on Schedule 8 (other than motor vehicle parts, repairs and installation services), but has been approved in writing by the Administrative Agent; provided however, any such Retail Loans that finance a specific type of Merchandise shall no longer constitute "New Merchandise Retail Loans" upon the aggregate original Order Value for all Eligible Retail Loans financing such specific type of Merchandise acquired by the Company exceeding $500,000 (the "New Retail Loan Merchandise Origination Threshold") and, following reaching such New Retail Loan Merchandise Origination Threshold for such Merchandise, if the percentage equivalent of a fraction equal to (A) the average of the cumulative sum of all Collections received with respect to the Pledged Retail Loans financing such specific type of Merchandise of each Seasoned Net Vintage Pool of Retail Loans, over (B) the aggregate original Order Value Of such Pledged Retail Loans financing such specific type of Merchandise exceeds the Advance Rate Step-Down Trigger Levels set forth in Appendix D for each of the first six (6) Monthly Periods following reaching the New Retail Loan Merchandise Origination Threshold for such specific type of Merchandise, such Merchandise shall be deemed approved and incorporated as Merchandise that can be financed by Retail Loans under Schedule 8.

“Non-Paying Lease” means, as of any date of determination, any Eligible Lease for which a Payment has not yet been received or cleared via the ACH network.

“Non-Paying Retail Loan” means, as of any date of determination, any Eligible Retail Loan for which a Payment has not yet been received or cleared via the ACH network.

“Non-Use Fee” has the meaning set forth in the Fee Letter.

“Non-US Lender” as defined in Section 2.16(e)(i).

“Obligations” means all obligations of every nature of Company from time to time owed to the Administrative Agent (including former Administrative Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Obligation, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligor” means with respect to any Lease or Retail Loan, the Person or Persons obligated to make payments with respect to such Lease or Retail Loan, as applicable.

“Order Value” means (1) with respect to any Lease, the lesser of (i) the “dealer price” as listed in Exhibit A of the related Lease Agreement and (ii) the sum of (a) the retail price of the Merchandise as set forth in such Lease Agreement; and (b) the shipping and handling expenses of the related Lease and (2) with respect to any Retail Loan, the principal amount of the Retail Loan conveyed.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended, including, in the case of Company, its Limited Liability Company Agreement and in the case of the Intermediate Seller, the Intermediate Seller Limited Liability Company Agreement. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Parent” means FlexShopper, Inc., a Delaware corporation.

“Participant Register” as defined in Section 9.5(h).

“Paying Agent” as defined in the preamble hereto.

“Payment” means, with respect to any Lease or Retail Loan, the required scheduled Lease or Retail Loan payment in respect of such Lease or Retail Loan, as set forth in the applicable Lease Agreement or Retail Loan Agreement, as applicable.

“Payment Dates” means, with respect to any Lease or Retail Loan, the date a payment is due in accordance with the Lease Agreement or Retail Loan Agreement with respect to such Lease or Retail Loan as in effect as of the date of determination, as applicable.

“Payment Processing Expenses” shall mean all expenses, fees, costs and other amounts paid to the Payment Processor (as defined in the Servicing Agreement), including but not limited to ACH transaction fees, credit card transaction fees, debt card transaction fees, or any other amounts paid pursuant any Payment Processing Agreement.

“Payment Processing Expense Ratio” shall mean, as of any date of determination, the fraction expressed as a percentage of i) the Payment Processing Expenses with respect to the Pledged Leases and Pledged Retail Loans over the previous Monthly Period divided by, ii) the cumulative sum of all Collections with respect to the Pledged Leases and Pledged Retail Loans over the previous Monthly Period.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Performing Lease” means, as of any date of determination, any Eligible Lease that is not an Early Eligible Lease, a 1F1-Eligible Lease, a 2F2-Eligible Lease, a Late-Eligible Lease or a Test Merchandise Lease.

“Performing Retail Loan” means, as of any date of determination, any Eligible Retail Loan that is not an Early Eligible Retail Loan, a 1F1-Eligible Retail Loan, a 2F2-Eligible Retail Loan or a Late-Eligible Retail Loan.

“Permitted Channel Partner Program” means a joint venture or similar arrangement between a Permitted Channel Partner Subsidiary and a retailer of consumer merchandise with annual revenues in excess of $100,000,000 pursuant to which consumer merchandise sold by such retailer to consumers is financed by leases or loans originated by such Permitted Channel Partner Subsidiary and such retailer receives at least 25% of the net economics of each lease or loan originated in connection with such program. Notwithstanding the foregoing, copies of documents relating to such Permitted Channel Partner Program shall be provided to the Administrative Agent at least 10 Business Days prior to the execution of such documents, provided that such documents may be provided on a redacted basis if required by the confidentiality provisions of such documents.

“Permitted Channel Partner Limited Recourse Subsidiary” means a Permitted Channel Partner Subsidiary that has solely incurred the obligations, debts and other liabilities of the related Permitted Channel Partner Program and none of Parent or any of its other Subsidiaries are subject to any obligations, indebtedness or liabilities arising out of the related Permitted Channel Partner Program .

“Permitted Channel Partner Subsidiary” means a Subsidiary of Parent that is party to a Permitted Channel Partner Program for the purpose of originating retail leases or loans to finance the purchase of consumer goods from the related retailer pursuant to such a Permitted Channel Partner Program.

“Permitted Change of Control” means a Change of Control in which the party acquiring Capital Stock and/or assets of the Parent or its Subsidiaries, as the case may be, is not an Affiliate of the Parent or its Subsidiaries immediately prior thereto; provided, however, such Change of Control shall not constitute a Permitted Change of Control hereunder if (a) it shall have occurred in the context of a case (voluntary or involuntary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect involving any such entity, or after the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of any respective property of such entity; or (b) it shall have occurred after or in connection with any assignment by such entity for the benefit of creditors; or (c) at the time of such transaction such entity shall be unable, or shall fail generally or shall have admitted in writing its inability, to pay its debts as such debts become due.

“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America; (ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above; and (v) such other investments as to which the Administrative Agent consent in its reasonable discretion.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Liens” means: (i) Liens in favor of Administrative Agent for the benefit of Secured Parties granted pursuant to any Credit Document, (ii) Liens for taxes or other governmental charges (x) not at the time delinquent or thereafter payable without penalty or (y) being contested in good faith by appropriate proceedings diligently conducted with respect to which reserves, if any, required in conformity with GAAP shall have been made; (iii) Judgments and similar Liens in connection with legal proceedings that do not otherwise result in or cause an Event of Default or adversely impact any Pledged Leases or Pledged Retail Loans and are being contested in good faith by appropriate proceedings diligently conducted; (iv) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code, (v) Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits; (vi) Liens securing the Second Warehouse Facility, and (vii) Liens securing Indebtedness permitted under Sections 6.1(b)(iv) and 6.1(c).

“Permitted Parent Indebtedness” means any secured or unsecured debt financing incurred by Parent which satisfies each of the following criteria:

(A)	reasonable prior notice of each incurrence of such Indebtedness has been delivered to Administrative Agent by Company (and copies of documents which have been delivered to the Administrative Agent);

(B)	such Indebtedness (other than Indebtedness financing credit cards receivables) is subject to an intercreditor agreement or agreement acknowledging such lender’s rights in the Collateral hereunder in form and substance reasonably acceptable to the Administrative Agent; and

(C)	Parent and its Subsidiaries immediately prior to the incurrence of such Indebtedness are and immediately after the incurrence of such Indebtedness remain in compliance with the Financial Covenants.

“Permitted Seller Subordinated Indebtedness” means Indebtedness which satisfies each of the following criteria:

(A)	reasonable prior notice of each incurrence of such Indebtedness has been delivered to Administrative Agent by Company;

(B)	as of the date incurred, such Indebtedness together with all other Permitted Seller Subordinated Indebtedness does not exceed in the aggregate the Permitted Seller Subordinated Indebtedness Limit; and

(C)	such Indebtedness is evidenced by a subordinated promissory note substantially in the form of Exhibit H attached hereto or on such other terms as may be approved by the Administrative Agent.

“Permitted Seller Subordinated Indebtedness Limit” means, as of any date of determination, 30% of the aggregate Amortized Order Value of all Eligible Leases and all Eligible Retail Loans as of such date, provided, that, Permitted Seller Subordinated Indebtedness having a maturity date prior to, or within one month after, the Commitment Termination Date, shall not exceed 25% of the aggregate Amortized Order Value of all Eligible Leases and all Eligible Retail Loans.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge Agreement” means that certain pledge agreement pursuant to which the Seller pledges its equity interests in the Intermediate Seller to the Administrative Agent for the benefit of the Lenders.

“Pledged Leases” shall have the meaning attributed to such term in the Servicing Agreement and shall include all rights of Company to any lease or similar contract with an Obligor pursuant to which Seller leases Merchandise to an Obligor pursuant to the applicable Lease Agreements, including all rights under any and all security documents or supporting obligations related thereto, including the applicable Lease Agreement and the rights with respect to the Merchandise related thereto.

“Pledged Retail Loans” shall have the meaning attributed to such term in the Servicing Agreement and shall include all rights of Company to any loan (or any participation interest therein) or similar contract with an Obligor pursuant to which Bank Partner makes a consumer loan to such Obligor for the retail purchase of Merchandise previously approved in writing by the Administrative Agent pursuant to the applicable Retail Loan Agreements, including all rights under any and all security documents or supporting obligations related thereto, including the applicable Retail Loan Agreement and the rights with respect to the Merchandise related thereto.

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 1251 Avenue of the Americas, 50th Floor, New York, New York 10020 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Proof of Purchase Verification Event” means the Servicer has caused to be delivered, on a weekly basis, (which delivery shall be by mutually agreeable electronic means) to the Administrative Agent a minimum of thirty-five (35) randomly selected or otherwise acceptable to the Administrative Agent receipts/proofs of purchases related to Pledged Leases and Pledged Retail Loans.

“Pro Rata Share” means, with respect to any Lender, the Commitment of such Lender at such time, divided by the aggregate amount of the Commitments of all Lenders at such time.

“Register” as defined in Section 2.4(b).

“Related Agreements” means, collectively the Organizational Documents of Company.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Security” shall have the meaning attributed to such term in the Asset Purchase Agreement, the Asset Loan Purchase Agreement and Asset Sale Agreement, as applicable.

“Regulatory Trigger Event” means (a)(i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, (b) the commencement of or adverse development in any investigation or regulatory action by any applicable Governmental Authority against the Bank Partner, FlexLending, the Servicer, the Subservicer, the SST Subservicer, the Intermediate Seller, the Company or any of their respective subsidiaries or (c) the commencement of or adverse development or in any legal action or proceeding to which Bank Partner, FlexLending, the Servicer, the Subservicer, the SST Subservicer, the Intermediate Seller, the Company or any of their respective subsidiaries is a party, that, in the case of any of the foregoing clauses (a), (b) and (c): (i) challenges the authority of Bank Partner, FlexLending, the Servicer, the Subservicer, the SST Subservicer, the Company or any of their respective Subsidiaries, to originate, hold, own, service, collect, pledge or enforce, as applicable, Retail Loans or to perform their obligations under any Credit Document, (ii) alleges actionable non-compliance by Bank Partner, FlexLending, the Servicer, the Subservicer, the SST Subservicer, the Company or any of their respective Subsidiaries, with any applicable Requirements of Law related to originating, holding, collecting, pledging, servicing or enforcing Retail Loans (taken as a whole), as applicable, (iii) is related to the Retail Loans or the Bank Partner Program and could reasonably be expected to have a Material Adverse Effect, or (iv) is related to the bank-partner loan origination market generally, that the Administrative Agent, in its reasonable discretion, believes could have a Material Adverse Effect on such market as a whole. For the avoidance of doubt, a "Regulatory Trigger Event" excludes any routine regulatory or supervisory examination, report, or request, any information gathering exercise or study, or any inquiry or investigation that does not specifically target or make allegations of wrongdoing against Bank Partner, FlexLending, the Servicer, the Subservicer, the SST Subservicer, the Intermediate Seller, the Company or any of their respective subsidiaries.

“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Requisite Lenders” means Lenders whose aggregate Exposures equal 50% or more of all Exposures. The Exposure of a Defaulting Lender shall be disregarded in determining the Requisite Lenders as of any determinate date.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Parent.

“Retail Loan” means any loan (or participation interest therein) or similar contract between Bank Partner and an Obligor pursuant to which Bank Partner makes a consumer loan to such Obligor for the retail purchase of Merchandise to an Obligor pursuant to the applicable Retail Loan Agreements, including all rights under any and all security documents or supporting obligations related thereto, including the applicable Retail Loan Agreement and the rights with respect to the Merchandise related thereto.

“Retail Loan Agreement” means, a loan agreement in substantially the form attached as Exhibit B to the Bank Partner Program Agreement, as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement.

“Retail Loan File” means, with respect to any Retail Loan,  copies of each applicable document listed in the definition of “Retail Loan Agreements."

“Retained Interest” has the meaning assigned to such term in Section 5.11.

“Revolution Agreements” means (i) a Limited Payment Guaranty (Flex Revolution Loan) between Parent and BP Fundco LLC and (ii) a Pledge Agreement among Parent, Flex Revolution, LLC and BP Fundco LLC, in the forms presented by Parent to Administrative Agent.

“Revolution Subsidiary Formation” means the formation of, Flex Tex, LLC, for origination of Texas CSO loans, in connection with the Revolution Agreements.

“Right of First Refusal Side Letter” means the letter agreement regarding rights of first refusal/first offer/exclusivity, dated as of the date hereof, among Company, the Servicer and the Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Risk Retention Requirements” means the CRR, as supplemented by Commission Delegated Regulation (EU) No 625/2014 of 13 March 2014 and Commission Delegated Regulation (EU) No 602/2014 of 4 June 2014.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its permitted successors and assigns.

“Sales Tax Account” means a segregated account of Company maintained by Computershare Trust Company, National Association with account number 84031202, into which Paying Agent, at the direction of the Administrative Agent, shall deposit all payments which the Servicer certifies were received from Obligors related to sales and use taxes. Cash held within the Sales Tax Account shall initially be held with Wells Fargo Bank, N.A.

“Scheduled Commitment Termination Date” means April 1, 2026 or such later date to be determined by the Administrative Agent and Company.

“Seasoned Net Vintage Pool” means as of any date of determination, for any Monthly Vintage Pool that is seasoned more than one month, the population of Leases and Retail Loans comprising a Monthly Vintage Pool excluding all Leases and Retail Loans that have been cancelled for any reason.

“SEC” means the Securities and Exchange Commission.

“Second Warehouse Facility” means a loan facility in an amount not to exceed the aggregate Commitments of the Lenders as of the date of determination made to a direct or indirect wholly-owned Subsidiary of Seller that is not also a Subsidiary of Intermediate Seller pursuant to which (x) the Seller sells directly or indirectly certain of its Leases or Loans to such Subsidiary, (y) Seller guarantees such loan facility in whole or in part and/or (z) such Leases, Loans and the equity interests in such Subsidiary are pledged as collateral. Notwithstanding the foregoing, copies of documents relating to such Second Warehouse Facility shall be provided to the Administrative Agent at least 10 Business Days prior to the execution of such documents, provided that such documents may be provided on a redacted basis if required by the confidentiality provisions of such documents.

“Secured Parties” shall have the meaning attributed to such term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date between Company, the Servicer and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time.

“Seller” means FlexShopper, LLC a North Carolina limited liability company.

“Servicer” means Seller, in its capacity as the “Servicer” under the Servicing Agreement, and, after any removal or resignation of Seller as the “Servicer” in accordance with the Servicing Agreement, any Successor Servicer.

“Servicer Default” shall have the meaning attributed to such term in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement dated as of the Closing Date between Company, Seller and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time, and, after the appointment of any Successor Servicer, the Successor Servicing Agreement to which such Successor Servicer is a party, as it may be amended, restated or otherwise modified from time to time.

“Servicing Fees” shall have the meaning attributed to such term in the Servicing Agreement; provided, however that, after the appointment of any Successor Servicer, the Servicing Fees shall mean the Successor Servicer Fees payable to such Successor Servicer.

“Servicing Standard” shall have the meaning attributed to such term in the Servicing Agreement.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Disruption Event” means, with respect to any Interest Period, any of the following: (i) a determination by any Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to make, fund or maintain Loans by reference to Term SOFR during such Interest Period, (ii) the failure of the source listed in the definition of “Term SOFR” to publish the Term SOFR Rate for the related Interest Accrual Period, or (iii) a determination by any Lender acting reasonably that Term SOFR does not accurately reflect the cost to such Person of making, funding or maintaining its Loans for such Interest Period.

“Solvent” means, with respect to Company, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Lease” means any Lease that is designated on the internal system of Seller or Servicer, as applicable, as “Special”.

“Special Retail Loan” means any Retail Loan that is designated on the internal system of Seller or Servicer, as applicable, as “Special”.

“Special Member” shall have the meaning attribute to such term in that certain Amended and Restated Limited Liability Company Agreement of Flexshopper 2, LLC, entered into by the Intermediate Seller and the initial Independent Manager.

“SST Subservicer” means Systems & Services Technologies, Inc. (“SST”), in its capacity as the “Subservicer” under the SST Subservicing Agreement, and, after any removal or resignation of SST as the “Subservicer” in accordance with the SST Subservicing Agreement, any successor SST Subservicer.

“SST Subservicing Agreement” means that certain Servicing Agreement, dated as of September 22, 2020, between FlexLending and Systems & Services Technologies, Inc., as it may be amended, restated or otherwise modified from time to time in accordance with Section 6.12(d).

“Subservicer” means FlexLending, in its capacity as the “subservicer” under the Delegation of Servicing Agreement and servicer under the Bank Partner Loan Program Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Servicer” shall have the meaning attributed to such term in the Servicing Agreement.

“Successor Servicing Agreement” shall have the meaning attributed to such term in the Servicing Agreement.

“Successor Servicer Fees” means the servicing fees and other amounts payable to a Successor Servicer pursuant to a Successor Servicing Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean with respect to any Interest Period, the Term SOFR Reference Rate for a one-month interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of each Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” means the date on which all of the following have occurred: (i) all Loans have been repaid in full in cash, (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (iii)(x) the Commitments have been permanently reduced to zero pursuant to Section 2.9(c), or (y) the Commitments have been terminated pursuant to Section 7.1.

“Termination Notice” shall have the meaning attributed to such term in the Servicing Agreement.

“Test Merchandise Leases” means any FlexShopper Plus Merchandise Leases.

“Total Utilization of Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Loans.

“Total Payback Multiple” means, for any Lease or Retail Loan, the sum of all scheduled payments with respect to such Lease (net of scheduled payments of sales and use tax with respect to a Lease) or Retail Loan, expressed as a percentage of the original Order Value.

“Transaction Costs” means the fees, costs and expenses payable by Seller or Company on or within ninety (90) days after the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Transfer Date” has the meaning assigned to such term in the Asset Purchase Agreement, the Asset Loan Purchase Agreement, and Asset Sale Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Underwriting Policies” means the Underwriting Dossier in the form attached hereto as Schedule 4, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16(a).

“Unrestricted Cash” means cash and Cash Equivalents that are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor and, for the avoidance of doubt, excludes amounts on deposit in any Controlled Account.

“Validity Guarantor” means FlexShopper, LLC a North Carolina limited liability company.

“Validity Guarantee” means that certain guarantee agreement whereby the Validity Guarantor agrees, upon the occurrence of certain enumerated events, to absolutely, unconditionally and irrevocably guarantee the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, all amounts due by Company hereunder.

“Weekly Payment Amount” means, (a) for any Lease, the “Total of Payments” (not including sales and use tax) listed on the Lease Agreement divided by the number of weeks comprising the term of such Lease, and (b) for any Retail Loan, the amount set forth on payment schedule (e) in the Retail Loan Agreement.

1.1 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Company shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent and Company cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.

1.2 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2. LOANS

2.1 Loans.

(a) Commitments.

(i) During the Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate and Borrowing Base Report, each Lender severally agrees to make Loans to Company in an aggregate amount up to but not exceeding such Lender’s Commitment; provided that no Lender shall make any such Loan or portion thereof to the extent that, after giving effect to such Loan:

a) the aggregate Total Utilization of Commitments exceeds the Borrowing Base; or

b) the aggregate outstanding principal balance of the Loans funded by such Lender hereunder exceeds its Commitment.

(b) Amounts borrowed pursuant to Section 2.1(a) may be reborrowed during the Commitment Period, and any repayment of the Loans (i) subject to clause (ii), on any Interest Payment Date shall be applied as set forth in Section 2.12(a) or (ii) on any date on which an Event of Default has occurred and is continuing shall be applied as set forth in Section 2.12(b). Each Lender’s Commitment shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than the Maturity Date. Except as otherwise provided herein, there shall be no voluntary prepayments of any Loan made hereunder prior to the Commitment Termination Date. Notwithstanding anything to the contrary contained herein, at any time on or after the Commitment Termination Date, the Loans may be prepaid in whole or in part without penalty at any time.

(c) Borrowing Mechanics for Loans.

(i) Loans shall be made in an aggregate minimum amount of $50,000.

(ii) Whenever Company desires that Lenders make Loans, Company shall deliver to Paying Agent, Administrative Agent and each Lender a fully executed and delivered Funding Notice no later than Noon (New York City time) at least two (2) Business Days in advance of the proposed Credit Date (except, with respect to the initial Loan to be made on the Closing Date, the Funding Notice shall be provided by such date and time as the Borrower and Administrative Agent may reasonably agree). Each Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Availability for the requested Loans and a Borrowing Base Report.

(iii) Each Lender shall make the amount of its Loan available to the Paying Agent not later than 11:00 a.m. (New York City time) on the applicable Credit Date (except, with respect to the initial Loan to be made on the Closing Date, by such time as the Borrower and Administrative Agent may reasonably agree) by wire transfer of same day funds in Dollars, and upon the written direction of the Administrative Agent, the Paying Agent shall remit such funds to Company not later than 4:00 p.m. (New York City time) by wire transfer of same day funds in Dollars to the account designated by the Company in the related Funding Notice (which need not be an account of the Company). If the Paying Agent has not received a written direction from the Administrative Agent by 4:00 p.m. (New York City time), Paying Agent will hold such funds for the benefit of the Lenders until directed by the Administrative Agent.

(iv) Company may submit a Funding Notice pursuant to this Section 2.1 no more than once per calendar week.

(d) Deemed Requests for Loans to Pay Required Payments. All payments of principal, interest, fees, unpaid Transaction Costs, and other amounts payable to Lenders or parties under this Agreement or any Credit Document may be paid from the proceeds of Loans, made pursuant to a Funding Notice from Company pursuant to Section 2.1(c)(ii).

(e) Increase in Commitments.

(i) Requests for Increase. So long as (i) no Event of Default or Default has occurred and is continuing and (ii) the Total Utilization of Commitments is at least equal to 50% of the Commitments of all Lenders, Company may from time to time request an increase in the Commitment at any time following the Closing Date and prior to the Commitment Termination Date by delivering a Notice of Commitment Increase to the Administrative Agent, specifying (y) the amount of the requested Commitment Increase (which shall be in a minimum principal amount of $5,000,000 but not in excess of an amount that would cause the aggregate Commitment to exceed $175,000,000 and (z) the requested effective date of the proposed Commitment Increase (which shall be not less than thirty (30) days from the date of delivery of the Notice of Commitment Increase (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion)) (the “Commitment Increase Effective Date”). Such Notice of Commitment Increase shall be accompanied by a certificate of an officer of Company certifying that no Servicer Default, Event of Default or Default has occurred and is continuing.

(ii) Elections to Increase. The Administrative Agent shall deliver a copy of each Notice of Commitment Increase to such Lenders or other Persons as may be determined by the Administrative Agent in its reasonable discretion. Each Lender being asked to increase its Commitment may within five (5) Business Days of receipt of such Notice of Commitment Increase request Company to provide such Lender with any additional reasonable diligence and cash flow information it had not received pursuant to the last Monthly Servicing report (“Additional Diligence”), and the Commitment Increase Effective Date shall be extended by such time as required by any such Lender to receive such information. Each Lender shall notify the Administrative Agent whether or not such Person agrees, in its respective sole and absolute discretion, to the increase to such Commitment. Any such Person not responding within 10 Business Days after receipt of such Additional Diligence shall be deemed to have declined to consent to an increase in such Lender’s Commitment. If the Administrative Agent does not receive commitments from Lenders in an amount sufficient to fund the requested Commitment Increase, the Administrative Agent shall so notify Company and (1) the request for such Commitment Increase may be rescinded by Company in its sole discretion, and (2) notwithstanding anything contained herein or in the other Credit Documents to the contrary, the Company may prepay the Loans at any time thereafter, in whole or in part, upon five (5) Business Days’ prior written notice to the Administrative Agent, without an Early Termination Fee.

(iii) Conditions to Effectiveness of Increase. As a condition precedent to each such increase, (A) Company shall deliver to the Administrative Agent and each Lender, a certificate of the Secretary or Assistant Secretary of each of Company and the Seller, dated as of the Commitment Increase Effective Date, (i) certifying and attaching (x) the resolutions of Company approving or consenting to such Commitment increase and authorizing the execution, delivery and performance by such Person of the amendment to the Agreement, and (y) all documents evidencing all other necessary corporate action and governmental approvals, if any, with respect to such Commitment increase and such amendment to the Agreement, and (ii) certifying that, before and after giving effect to such increase, (x) the representations and warranties of such Company and the Seller are true and correct as of the Commitment Increase Effective Date (unless any such representation or warranty relates to a specific date, in which case, it shall be true and correct in all material respects as of such date) and (y) no Servicer Default, Event of Default or Default exists and (B) Company shall pay to the Administrative Agent for the benefit of the Lenders a fee equal to the product of (i) 1.00%, (ii) the aggregate Commitment and (iii) a fraction equal to the number of days from and including the commitment Increase Effective Date to but excluding the Scheduled Commitment Termination Date divided by the number of days from and including March 27, 2024 to but excluding the Scheduled Commitment Termination Date.

(iv) Nothing in this Section 2.1(e) shall limit the Administrative Agent and Lenders' rights pursuant to the Right of First Refusal Side Letter.

2.2 Pro Rata Shares. All Loans shall be made by the Lender, simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

2.3 Use of Proceeds. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and Loans from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees.

(c) Loan Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at any time after the Closing Date, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6), promptly after Company’s receipt of such notice) a Loan Note, as applicable, to evidence such Lender’s Loans.

2.5 Interest on Loans.

(a) Except as otherwise set forth herein, the Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the Adjusted Term SOFR for such period (unless a Term SOFR Disruption Event has occurred and is continuing, in which case such rate shall be the Prime Rate) plus the Applicable Margin.

(b) Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment (including any voluntary or mandatory prepayment) of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c) Interest on each Loan shall be payable in cash in arrears (i) on each Interest Payment Date except as otherwise provided in this Agreement; (ii) upon any prepayment of that Loan to the extent accrued on the amount being prepaid; and (iii) at maturity.

(d) The Administrative Agent shall provide to Company on each Interest Rate Determination Date the Adjusted Term SOFR.

(e) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances giving rise to a SOFR Disruption Event have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances giving rise to a SOFR Disruption Event have not arisen but the supervisor for the administrator of the SOFR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the SOFR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall negotiate in good faith to establish an alternate rate of interest to Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. For the avoidance of doubt, until such an amendment becomes effective, the Loans will continue to accrue interest in accordance with the terms of this Agreement.

2.6 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in accordance with Section 2.12 at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder) (the “Default Interest Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7 Fees.

(a) Company agrees to pay to the Person entitled to payment hereunder, including but not limited to payment to each Lender of its Non-Use Fee and Commitment Fee, any fees then due and owing to such Person by Company.

(b) All fees referred to in Section 2.7(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date during the Commitment Period, commencing on the first such date to occur after the Closing Date, and (ii) on the Commitment Termination Date.

2.8 Maturity Date; Mandatory Prepayment on a Permitted Change of Control.

(a) Company may repay the Loans and all other amounts due hereunder (i) in full on the date of a Permitted Change of Control, which repayment shall be accompanied by the applicable Early Termination Fee, (ii) in full or in part pursuant to Section 2.9(a), which repayment shall be accompanied by the applicable Early Termination Fee, and (iii) on the Maturity Date.

(b) The Administrative Agent shall have the option, in its commercially reasonable discretion, to require the Company to make a mandatory prepayment of the Loans and all other amounts due hereunder in full (but shall not require an Early Termination Fee) if it determines that the controlling party could expose the Administrative Agent or any Lender to material legal, financial or reputational risk. Such repayment shall occur within 90 days of the date of a Permitted Change of Control. The Company shall be required to provide the Administrative Agent not less than 30 days formal written notice containing the identity of the controlling party with respect to such Permitted Change of Control.

2.9 Voluntary Commitment Reductions; Voluntary Prepayments.

(a) At any time and from to time on or after the date occurring eighteen (18) months prior to the Schedule Commitment Termination Date, Company may voluntarily prepay the Loan, in whole or in part, upon five (5) Business Day’s prior written notice to the Administrative Agent. For the avoidance of doubt, other than as provided in Section 2.8(a)(i), the Company may not voluntarily prepay all or any portion of the Loan at any time prior to eighteen (18) months prior to the Schedule Commitment Termination Date. Such prepayment shall be accompanied by interest accrued on the amount of such prepaid amount along with the applicable Early Termination Fee, if any. The Commitments shall be automatically terminated in whole or reduced in part on the date of and in the amount of such prepayment. Any such reduction of the Commitments shall effect a ratable reduction of the Commitments of each Lender.

(b) In addition to any reduction of Commitment pursuant to Section 2.9(a) above, Company may, upon not less than thirty (30) Business Days’ prior written notice to Administrative Agent and each Lender, at any time and from time on or after the date occurring eighteen (18) months prior to the Schedule Commitment Termination Date, terminate in whole or permanently reduce in part the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount and shall be subject to payment by the Company of a fee in an amount equal to .50% of the amount of such reduction payable on the effective date of such termination or reduction; provided further that any such reduction of the Commitments shall effect a ratable reduction of the Commitments of each Lender. Company’s notice shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Company’s notice and shall reduce the Commitment of each applicable Lender proportionately to its applicable Pro Rata Share thereof. For the avoidance of doubt, the Company may not terminate in whole or permanently reduce in part the Commitments at any time prior to eighteen (18) months prior to the Schedule Commitment Termination Date.

2.10 Borrowing Base Deficiency. Company shall prepay the Loans within three (3) Business Days of the earlier of (i) an Authorized Officer or the Chief Financial Officer of Company becoming aware that a Borrowing Base Deficiency exists and (ii) receipt by Company of written notice from the Administrative Agent or any Lender that a Borrowing Base Deficiency exists, in each case solely in the amount necessary to cure such Borrowing Base Deficiency; provided that, if any such Borrowing Base Deficiency exists as a result of the Administrative Agent's adjustment to correct any errors in the calculation of the Borrowing Base Deficiency pursuant to the last sentence of Section 5.1(f)(i), then such prepayment shall be subject to the review and discussion provisions of such Section 5.1(f)(i), but shall be made no later than the fifth (5th) Business Days of the knowledge and notice provisions described in this Section 2.10. For the avoidance of doubt, such prepayment shall not be subject to an Early Termination Fee.

2.11 Controlled Accounts.

(a) Company shall establish and maintain cash management systems acceptable to the Administrative Agent, including, without limitation, with respect to blocked account arrangements. Company shall not establish or maintain an account other than a Controlled Account and Company shall not, and shall cause Servicer, Subservicer and SST Subservicer to not deposit Collections or proceeds thereof in an account which is not a Controlled Account (provided, that, inadvertent and non-reoccurring errors by Servicer in applying such Collections or proceeds that are promptly, and in any event within two (2) Business Days after Servicer or Company has (or should have had in the exercise of reasonable diligence) knowledge thereof, cured shall not be considered a breach of this covenant). All Collections and proceeds of Collateral shall be held In a Controlled Account for the benefit of the Administrative Agent on behalf of the Lenders and shall be delivered to the Lenders for application to the Obligations or any other amount due under any other Credit Document as set forth in this Agreement.

On or prior to the Closing Date, Company shall cause to be established and shall thereafter cause to be maintained, (i) a trust account (or sub-accounts) in the name of Company and under the sole dominion and control of the Administrative Agent designated as the “Collection Account” bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Administrative Agent for the benefit of the Lenders and subject to the applicable Control Agreement, (ii) a Deposit Account into which the proceeds of all Pledged Leases and Pledged Retail Loans, including by automatic debit from Leases and Retail Loan Obligors’ operating accounts, shall be deposited in the name of Company designated hereunder as the "Lockbox Account" as to which the Administrative Agent has sole dominion and control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Control Agreement and (iii) a trust account in the name of Company and under the sole dominion and control of, the Administrative Agent designated hereunder as the “Sales Tax Account” bearing a designation clearly indicating that the funds and other property credited thereto are held for Administrative Agent for the benefit of the Lenders and subject to the applicable Control Agreement. The Lockbox Account Control Agreement will provide that all funds in the Lockbox Account will be swept daily into the Collection Account.

(b) Lockbox System

(i) Company has established pursuant to the Lockbox Account Control Agreement and the other Control Agreements for the benefit of the Administrative Agent, on behalf of the Secured Parties, a system of lockboxes and related accounts or deposit accounts as described in Sections 2.11(a) and (b) (the “Lockbox System”) into which (subject to the proviso in Section 2.11(a)) all Collections shall be deposited.

(ii) Company shall grant the Backup Servicer (and its delegates) and Administrative Agent read-only access to the Lockbox Account.

(iii) Company shall not establish any lockbox or lockbox arrangement without the consent of the Administrative Agent in its discretion, and prior to establishing any such lockbox or lockbox arrangement, Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement, to enter into a control agreement with respect thereto in form and substance satisfactory to the Administrative Agent.

(iv) Without the prior written consent of the Administrative Agent, Company shall not (A) change the general instructions given to the Servicer, Subservicer or SST Subservicer in respect of payments on account of Pledged Leases or Pledged Retail Loans to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof in the Lockbox System to any account which is not a Controlled Account.

(v) Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, at the election of the Requisite Lenders, the funds on deposit in the Lockbox System may be applied as provided in Section 2.12(b).

(vi) Company has directed, and will at all times hereafter direct, each of the Servicer, Subservicer and SST Subservicer to direct payment from each of the Obligors on account of Pledged Leases and Pledged Retail Loans directly to the Lockbox System. Company agrees (A) to instruct each of the Servicer, Subservicer and SST Subservicer to instruct each Obligors to make all payments with respect to Pledged Leases and Pledged Retail Loans directly to the Lockbox System and (B) promptly (and, except as set forth in the proviso to this Section 2.11(c)(vi), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Pledged Leases and Pledged Retail Loans, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Administrative Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, Subservicer or SST Subservicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable. The Company or its designee shall be permitted from time to time to request disbursement of funds on deposit in the Collection Account; provided, that, (i) (A) no Default that, after notice or lapse of time or both, would constitute an Event of Default under Section 7.1(a) or (f), or resulting from the delivery of an incorrect Borrowing Base Certificate has occurred and is continuing, (B) no Event of Default has occurred and is continuing and (C) no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect and (ii) the Company has delivered a Borrowing Base Certificate evidencing, after giving effect to the transfer of Collections, no Borrowing Base Deficiency has occurred or will occur; provided, further, that no funds shall be disbursed from the Collection Account unless the amount remaining on deposit in the Collection Account after such disbursement is at least equal to the Accrued Interest Amount as of such date and the aggregate amount of all accrued and unpaid fees (including Non-Use Fees and Commitment Fees) and expenses due hereunder and including (but not limited to) the Servicing Agreement and the Backup Servicing Agreement. Upon receipt of such certificate, and with the consent of and at the direction of the Administrative Agent (which direction shall not be unreasonably withheld, delayed or conditioned), the Paying Agent shall remit such funds to the account designated by the Company.

(vii) The Company (or the Servicer on its behalf) shall, no more than one time per calendar week, deliver to the Paying Agent, the Administrative Agent and each Lender a certificate setting forth the amount of sales and use taxes paid by Obligors with respect to Pledged Leases since the most recently delivered certificate (or since the Closing Date, in the case of the first such certificate) and requesting the Paying Agent to transfer such amounts from the Collection Account to the Sales Tax Account. Upon receipt of such certificate and at the direction of the Administrative Agent, the Paying Agent shall remit funds in an amount equal to that specified in such certificate to the Sales Tax Account.

(viii) No more than once per month, the Company (or the Servicer on its behalf) shall deliver to the Paying Agent, the Administrative Agent and each Lender a certificate certifying the amounts to be disbursed and requesting disbursement of funds from the Sales Tax Account in the amount necessary to pay all sales and use tax due or coming due with respect to the Pledged Leases. Upon receipt of such certificate, and at the direction of the Administrative Agent (which direction shall not be unreasonably withheld, delayed or conditioned), the Paying Agent shall transfer such funds to an account designated by the Servicer.

(ix) If any amounts previously transferred to the Sales Tax Account pursuant to Section 2.11(b)(vii) with respect to sales and use taxes paid by Obligors were in excess of the amounts actually owed and paid by such Obligors (collectively “Overpayments”), and the aggregate amount of such Overpayments on deposit in the Sales Tax Account exceeds $100,000, the Company (or the Servicer on its behalf) may deliver to the Paying Agent, the Administrative Agent and each Lender, reasonable supporting documentation and certificate certifying the amounts to be disbursed and requesting disbursement of funds from the Sales Tax Account for such Overpayments with respect to Pledged Leases. Upon receipt of such certificate and documentation, and at the direction of the Administrative Agent (which direction shall not be unreasonably withheld, delayed or conditioned), the Paying Agent shall transfer such funds to the Collection Account.

2.12 Application of Proceeds.

(a) Application of Amounts in the Collection Account. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date), on each Interest Payment Date, amounts specified in the Monthly Servicing Report on deposit in the Collection Account (net of amounts on deposit in the Collection Account collected with respect to a Lease pursuant to the payment of sales and use taxes, if any) shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:

(i) first, to Company, amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $10,000 in any Fiscal Year,

(ii) second, on a pro rata basis, (A) to the Company to pay any accrued and unpaid fees and expenses of the Controlled Account Bank (in respect of the Lockbox Account), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; and (C) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents;

(iii) third, on a pro rata basis based upon amounts due to such party, (A) to the Servicer, to pay any accrued and unpaid Servicing Fees and (B) to the Backup Servicer, to pay any accrued and unpaid Backup Servicing Fees;

(iv) fourth, on a pro rata basis, to the Lenders to pay costs, fees, and the outstanding Accrued Interest Amount and expenses then due and payable by Company pursuant to the Credit Documents;

(v) fifth, prior to the Commitment Termination Date, on a pro rata basis, to the Lenders in an amount necessary to reduce any Borrowing Base Deficiency to zero and, on and after the Commitment Termination Date, on a pro rata basis, to the Lenders for application to the outstanding principal balance of the Loans until paid in full;

(vi) sixth, to pay all other Obligations or any other amount then due and payable hereunder by Company (other than, prior to the Commitment Termination Date, principal); and

(vii) seventh, any remainder to Company.

(b) Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, on each Interest Payment Date all amounts in the Controlled Accounts (net of amounts on deposit in the Collection Account collected with respect to a Lease pursuant to the payment of sales and use taxes, if any) shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:

(i) first, to Company, amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $10,000 in any Fiscal Year,

(ii) second, on a pro rata basis, (A) to the Company to pay any accrued and unpaid fees and expenses of the Controlled Account Bank (in respect of the Lockbox Account), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; and (C) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents;

(iii) third, on a pro rata basis, (A) to the Servicer, to pay any accrued and unpaid Servicing Fees and (B) to the Backup Servicer, to pay any accrued and unpaid Backup Servicing Fees;

(iv) fourth, on a pro rata basis, to the Lenders to pay costs, fees and the outstanding Accrued Interest Amount and expenses then due and payable by Company pursuant to the Credit Documents;

(v) fifth, on a pro rata basis, to the Lenders until the Loans are paid in full;

(vi) sixth, to pay all other Obligations or any other amount then due and payable hereunder; and

(vii) seventh, any remainder to Company.

(c) Notwithstanding anything herein to the contrary, at any time prior the Commitment Termination Date or the occurrence and continuance of a Default, after the date on which an amount of Collections for a Monthly Period equal to the sum of the amounts required to be applied pursuant to Section 2.12(a)(i) through (vi) for the related Interest Payment Date have been deposited into the Collection Account (the “Required Monthly Amount”), Company may withdraw, or may direct Servicer to withdraw, any amounts in excess of the Required Monthly Amount from the Collection Account and the Company shall use such amounts to purchase new Eligible Leases or Eligible Retail Loans so long as Company has delivered to the Administrative Agent a Borrowing Base Certificate reflecting sufficient Collections on deposit in the Collection Account to pay the Required Monthly Amount on the related Interest Payment Date.

2.13 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 2:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day (provided, that any prepayment made or any application of funds by Paying Agent pursuant to Section 2.12 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.13).

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Paying Agent shall promptly distribute to each Lender to such account as such Lender shall indicate in writing, the applicable Pro Rata Share of each Lender of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e) Except as set forth in the proviso to Section 2.13(a), any payment by or on behalf of Company hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) shall be deemed to be a non-conforming payment. Any such payment shall not be deemed to have been received by Paying Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Interest Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

2.14 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent, Paying Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.15 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (c) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after-tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.15 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c) Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.15 for any penalties or interest incurred or suffered more than one hundred twenty (120) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.

2.16 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. Subject to Section 2.16(b), all sums payable by Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Credit Documents: (i) Company shall notify Paying Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or the Paying Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Paying Agent or such Affected Party, as the case may be) on behalf of and in the name of Paying Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Paying Agent evidence reasonably satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after written demand therefor, for the full amount of any additional amounts required to be paid by Company pursuant to Section 2.16(b)(iii), payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Paying Agent), or by the Paying Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Affected Party shall severally indemnify the Paying Agent, within ten (10) days after written demand therefor, for (i) any Taxes attributable to such Affected Party (but only to the extent Company has not already indemnified the Paying Agent for such Taxes and without limiting the obligation of Company to do so) and (ii) any Taxes attributable to such Affected Party’s failure to comply with the provisions of Section 9.5(h) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Paying Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Affected Party by the Paying Agent shall be conclusive absent manifest error. Each Affected Party hereby authorizes the Paying Agent to set off and apply any and all amounts at any time owing to such Affected Party under any Credit Document or otherwise payable by the Paying Agent to the Affected Party from any other source against any amount due to the Paying Agent.

(e) Evidence of Exemption From U.S. Withholding Tax.

(i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to Paying Agent for transmission to Company, on or prior to the Closing Date or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Paying Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W-8BEN, 8BEN-E or W-8ECI or W-8IMY (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W-8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or 8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(e)(i) or Section 2.16(e)(ii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Paying Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN, 8BEN-E, W-8IMY, or W-8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or 8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount in respect of U.S. Federal withholding taxes to any Non-US Lender under Section 2.16(b)(iii) if such Lender shall have failed (1) to deliver any forms, certificates or other evidence required by Section 2.16(e)(i) or Section 2.16(e)(ii), or (2) to notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.16(e)(i) and Section 2.16(e)(ii) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.16(e)(i) shall relieve Company of its obligation to pay any additional amounts pursuant to this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(ii) Any Lender that is a U.S. Person shall deliver to Company and the Paying Agent on or prior to the Closing Date or the date on which such Lender becomes a Lender under this Agreement pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Paying Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Company and the Paying Agent at the time or times reasonably requested by Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company or the Paying Agent as may be necessary for Company and the Paying Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Refunds of Indemnified Taxes. If any Affected Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Affected Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Company, upon the request of such Affected Party, shall repay to such Affected Party the amount paid over pursuant to this Section 2.16(f) in the event that such Affected Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(f), in no event shall the Affected Party be required to pay any amount to Company pursuant to this Section 2.16(f) the payment of which would place the Affected Party in a less favorable net after-tax position than the Affected Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(f) shall not be construed to require any Affected Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Company or any other Person.

2.17 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that other than at the direction or request of any regulatory agency or authority, any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Lender Loan”), then (a) during any Lender Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, any mandatory prepayment of the Loans shall be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Lender Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Commitment and outstanding Loans shall be excluded for purposes of calculating any Commitment fee payable to Lenders in respect of any day during any Lender Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment fee pursuant to Section 2.7 with respect to such Defaulting Lender’s Commitment in respect of any Lender Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Lender Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.4(a).

2.18 Intention of Parties. It is the intention of the parties that the Loans be characterized as indebtedness for all U.S., federal, state and local income tax purposes. The terms of the Loans shall be interpreted to further this intention and the Lenders and Company agree to treat the Loans as indebtedness for U.S., federal, state and local income tax purposes. In addition, the Lenders and Company agree to treat the Loans as indebtedness for all non-tax purposes, including for financial statement reporting and regulatory purposes.

2.19 The Paying Agent.

(a) The Lenders hereby appoint Computershare Trust Company, National Association as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account shall be made by the Paying Agent based on the Monthly Servicing Report.

(b) The Company shall pay to the Paying Agent the applicable fees payable to it in accordance with schedule of fees as separately agreed to in writing between the Company and the Paying Agent.

(c) The Paying Agent hereby agrees that, subject to the provisions of this Section, it shall:

(i) hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii) [Intentionally Omitted];

(iii) comply with all requirements of the Internal Revenue Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(iv) provide to the Lenders such information as is required to be delivered under the Internal Revenue Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.

(d) Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Lenders with the prior written consent of the Company.

(e) The Company shall indemnify the Paying Agent and its officers, directors, employees and agents for, and hold them harmless against any claim, loss, liability action, suit, damage, fee, cost or expense (including reasonable attorneys’ fees and expenses) incurred, other than in connection with the willful misconduct, gross negligence or bad faith on the part of the Paying Agent (as determined by a court of competent jurisdiction or as otherwise agreed to by the parties), arising out of or in connection with (i) investigating, preparing for, defending itself or themselves against, or prosecuting for itself any dispute or legal proceeding, whether pending or threatened, that is related directly or indirectly in any way to this Agreement, (ii) pursuing enforcement (including without limitation by means of any action, claim, or suit brought by the Paying Agent for such purpose) of any indemnification or other obligation of the Company (the indemnification afforded under this clause (ii) to include, without limitation, any legal fees, costs and expenses incurred by the Paying Agent in connection therewith), (iii) the acceptance or administration of the Loans, the acts or omissions of any other Person or third party in connection with the Loans, the Company or the Company’s assets, or (iv) the performance of any or all of its duties or responsibilities (including, without limitation, the execution and filing of any federal or state tax returns and information returns, as applicable) or the exercise or lack of exercise of any or all of its or their powers, rights or privileges hereunder or under any other Credit Document, including without limitation (A) complying with any new or updated laws or regulations directly related to the performance by it of its obligations under this Agreement or any Credit Document and (B) addressing any bankruptcy claim in any way related to or affecting this Agreement, any Credit Document or any party to such agreements, including, as applicable, all costs incurred in connection with the use of default specialists within or outside of the Paying Agent (in the case of personnel of the Paying Agent such costs to be calculated using standard market rates). Such indemnity shall survive the termination of this Agreement and the resignation or removal of the Paying Agent.

(f) The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent. The Paying Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.

(g) If the Paying Agent shall at any time receive conflicting instructions from the Administrative Agent and the Company or the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Paying Agent shall be entitled to rely on the instructions of the Administrative Agent. The Paying Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Paying Agent harmless from any claims that may arise or be asserted against the Paying Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(h) The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Company, the Servicer and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent, such resignation shall not be effective until a successor Paying Agent reasonably acceptable to the Administrative Agent and Company shall have accepted appointment by the Lenders as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand, of the Requisite Lenders, delivered to the Paying Agent, the Company and the Servicer. In the event of such termination or removal, the Lenders with the consent of the Company shall appoint a successor paying. If, however, a successor paying agent is not appointed by the Lenders within ninety (90) days after the giving of notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent and the costs of the Paying Agent (including reasonable attorneys’ fees and expenses) in connection with such petition shall be borne by the Company.

(i) Any successor Paying Agent appointed pursuant hereto shall (i) execute, acknowledge, and deliver to the Company, the Servicer, the Administrative Agent, and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Company and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.

(j) The Company shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in connection with the succession of any successor Paying Agent including in transferring any funds in its possession to the successor Paying Agent.

(k) Computershare Trust Company, N.A. will perform its duties as Paying Agent hereunder through its Computershare Corporate Trust division (including, as applicable, any agents or Affiliates utilized thereby).

(l) The Paying Agent shall not be required to take notice or be deemed to have notice or knowledge of (a) any failure by the Company to comply with its obligations hereunder or in the Credit Documents or (b) any Default or Event of Default, unless a responsible officer of the Paying Agent obtains actual knowledge of such Default or Event of Default or shall have received written notice thereof and such notice references the Company generally, this Agreement. In the absence of such actual knowledge or written notice, or the Paying Agent may conclusively assume that there is no Default or Event of Default.

(m) Other than with respect to any information that the Paying Agent has an express duty hereunder to review, the Paying Agent shall not be deemed to have knowledge of any fact or matter for the purposes of this Agreement unless a responsible officer of the Paying Agent (i) has actual knowledge thereof or (ii) receives written notice with respect thereto

(n) Knowledge or information acquired by (i) Computershare Trust Company, N.A. in its capacity as Paying Agent hereunder shall not be imputed to Computershare Trust Company, N.A. in any of its other capacities hereunder or under any other Credit Document and vice versa, and (ii) any Affiliate of Computershare Trust Company, N.A shall not be imputed to Computershare Trust Company, N.A. in any of its capacities hereunder or under any other Credit Document and vice versa.

(o) The Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates or attorneys.

(p) Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or sold or transferred to, or any Person resulting from any merger, conversion or consolidation, sale or transfer to which the Paying Agent shall be a party, or any Person succeeding to the all or substantially all of the corporate trust business of the Paying Agent, shall be the successor of the Paying Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(q) The Paying Agent, in the absence of bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the statements and opinions expressed therein, upon certificates, reports, documents, issuer requests or other instruments or opinions furnished to such party and on their face conforming to the requirements of this Agreement, and it shall not be responsible for the accuracy or content of any such statements or opinions; however, it shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Agreement. The Paying Agent shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(r) Before the Paying Agent acts or refrains from acting, it may require an officer’s certificate or an opinion of counsel, which shall not be at the expense of the Paying Agent. The Paying Agent shall not be liable for any action it takes or omits to take in good faith in reliance on an officer’s certificate or opinion of counsel. Any person requesting the Paying Agent to act or refrain from acting shall be responsible for all fees and expenses incurred in connection with such request.

(s) No provision of this Agreement shall require the Paying Agent to expend, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(t) The Paying Agent shall not be personally liable for (i) the acts or omissions of any other party hereto or (ii) any losses due to forces beyond the reasonable control of the Paying Agent, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, pandemics, epidemics, loss or malfunctions of utilities, communications or computer (software and hardware) services

(u) The Paying Agent shall not have any duty (A) to record, file or deposit this Agreement or the Security Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to maintain any such recording or filing or depositing or to rerecord, refile or redeposit the same, (B) to procure or maintain any insurance, (C) to pay or discharge any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any funds in any account established hereunder or (D) to confirm or verify the contents of any reports or certificates of any party hereto delivered to the Paying Agent pursuant to this Agreement.

(v) The Paying Agent shall not be under any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law.

(w) The Paying Agent shall not be responsible for or makes any representation as to the validity or adequacy of any of the Credit Documents or the Loans; no such party shall be accountable for the Company’s use of the proceeds from the Loans, and no such party shall be responsible for any statement of the Company in this Agreement or in any document issued in connection with the entry into the Loans.

Section 3. CONDITIONS PRECEDENT

3.1 Conditions Precedent to Effectiveness of the Agreement. The Agreement shall become effective on the Closing Date upon each Lender having received on the Closing Date copies of the Credit Documents, originally executed and delivered by each applicable Person. Following the Closing Date, the Administrative Agent may, as a result of material changes in Requirements of Law (since previously delivered under the Existing Loan Agreement), reasonably request any of the following:

(a) Organizational Documents; Incumbency. (i) Copies of each Organizational Document executed and delivered by Company, the Intermediate Seller, FlexLending and Seller, as applicable, and, to the extent applicable, (x) certified by the appropriate governmental official and (y) certified by its secretary or an assistant secretary, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each of Company, the Intermediate Seller, FlexLending and Seller approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound, certified by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each of Company, the Intermediate Seller, FlexLending and Seller’s jurisdiction of organization or formation; and (v) such other documents as any Lender may request.

(b) Governmental Authorizations and Consents. Company, the Intermediate Seller, FlexLending and Seller shall have provided reasonable evidence of all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to each Lender. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(c) Opinions of Counsel to Company and Seller. Originally executed copies of the favorable written opinions of external counsel for Company, the Intermediate Seller, FlexLending and Seller reasonably acceptable to the Administrative Agent, as to such other matters as any Lender may request, and otherwise in form and substance reasonably satisfactory to each Lender.

(d) Florida Documentary Stamp Tax. Evidence that Company or Seller has mailed payment to the Florida Department of Revenue of all amounts owed in relation to the Florida documentary stamp tax, in accordance with Rule 12B-4 of the Florida Administrative Code.

3.2 Conditions to Each Loan.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:

(i) at least two (2) Business Days prior to such Credit Date (except, with respect to the initial Loan to be made on the Closing Date, by such date and time as the Borrower and Administrative Agent may reasonably agree), Administrative Agent, Paying Agent and each Lender shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Availability with respect to the requested Loans, and a Borrowing Base Report;

(ii) both before and after making any Loans requested on such Credit Date, the Total Utilization of Commitments shall not exceed the Borrowing Base;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date (unless any such representation or warranty relates to a specific date, in which case, it shall be true and correct in all material respects as of such date);

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Loan that would constitute an Event of Default or a Default;

(v) as of such Credit Date no event has occurred which has had a Material Adverse Effect;

(vi) as of such Credit Date, no Key Person Event shall have occurred;

(vii) to the extent that the pledge of any Lease or Retail Loan would cause the aggregate Amortized Order Value of all Leases and Retail Loans the Obligors of which have billing addresses in any one state to exceed 22.5% of the Amortized Order Value of all Pledged Leases and Pledged Retail Loans, a legal opinion with respect to compliance with law in such state, reasonably acceptable to the Administrative Agent; and

(viii) such other items as the Administrative Agent or any Lender shall reasonably request.

The Administrative Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the Administrative Agent or any Lender confirming the satisfaction of any of the foregoing if, in the reasonable discretion of the Administrative Agent or such Lender such request is warranted under the circumstances.

(b) Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent, Paying Agent and each Lender.

Section 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Loan to be made thereby, Company represents and warrants to each Lender that each and every of its representations and warranties contained in the Agreement are true and correct as of the Closing Date and each Credit Date:

4.1 Organization; Requisite Power and Authority; Qualification; Other Names. Company (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation as identified in Schedule 2, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be expected to result in a Material Adverse Effect. Company does not operate or do business under any assumed, trade or fictitious name. Company has no Subsidiaries.

4.2 Capital Stock and Ownership. The Capital Stock of Company has been duly authorized and validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company is a party requiring, and there is no membership interest or other Capital Stock of Company outstanding which upon conversion or exchange would require, the issuance by Company of any additional membership interests or other Capital Stock of Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company. Schedule 3 correctly sets forth the ownership interest of Company as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents to which Company is a party have been duly authorized by all necessary action of Company.

4.4 No Conflict. The execution, delivery and performance by Company of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Company, any of the Organizational Documents of Company, or any order, judgment or decree of any court or other Governmental Authority binding on Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company (other than any Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company, except for such approvals or consents which have been obtained.

4.5 Governmental Consents. The execution, delivery and performance by Company of the Credit Documents to which Company is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document to which Company is a party has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Eligible Leases and Eligible Retail Loans. Each Lease or Retail Loan that is identified by Company as an Eligible Lease or Eligible Retail Loan in a Borrowing Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria.

4.8 Historical Financial Statements. The Historical Financial Statements and any financial statements delivered to the Administrative Agent and the Lenders pursuant Section 5.1(b) or (c) after the Closing Date were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.9 No Material Adverse Effect. Since December 31, 2014, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings, etc. There are no Adverse Proceedings pending against Company that challenges Company’s right or power to enter into or perform any of its obligations under the Credit Documents to which it is a party or that individually or in the aggregate are material to Company.  Company is not (a) in violation of any applicable laws in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority.

4.11 Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Company knows of no proposed tax assessment against Company which is not being actively contested by Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12 Title to Assets. Company has no fee, leasehold or other property interests in any real property assets. Company has good and valid title to all of its assets. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Administrative Agent are First Priority Liens.

4.13 No Indebtedness. Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement, the Existing Loan Agreement or otherwise permitted hereunder.

4.14 No Defaults. Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not be expected to result in a Material Adverse Effect.

4.15 Material Contracts. Company is not a party to any Material Contract other than the Credit Documents to which it is a party and the Existing Loan Agreement and agreements related thereto to which it is a party.

4.16 Government Contracts. Company is not a party to any contract or agreement with any Governmental Authority, and the Pledged Leases and Pledged Retail Loans are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

4.17 Governmental Regulation. The Company is not an “investment company” (as such term is defined under the Investment Company Act of 1940, as amended (“1940 Act”)) that is registered or required to be registered under the 1940 Act. Company is not a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

4.18 Margin Stock. Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, will not have a Material Adverse Effect. Company does not maintain or contribute to any Employee Benefit Plan.

4.20 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby, other than fees payable to Broad Mark Capital, LLC.

4.21 Solvency; Fraudulent Conveyance. Company is and, upon the incurrence of any Loan by Company on any date on which this representation and warranty is made, will be, Solvent. Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Leases by Intermediate Seller under the Asset Sale Agreement and the Retail Loans by FlexLending under the Asset Loan Purchase Agreement. Intermediate Seller has given fair consideration and reasonably equivalent value in exchange for the sale of the Leases by Seller under the Asset Purchase Agreement.

4.22 Compliance with Statutes, etc. Company is in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership of its property, noncompliance with which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company, the Intermediate Seller, FlexLending and the Seller are each currently in possession or has applied for all applicable licenses necessary to carry out its business and operations

4.23 Matters Pertaining to Related Agreements.

(a) Delivery. Company has delivered, or caused to be delivered, to the Administrative Agent and each Lender complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.

(b) The Bank Partner Loan Program Agreement creates a valid transfer and assignment to FlexLending of all right, title and interest of the Bank Partner in and to all Pledged Retail Loans and all Related Security conveyed to FlexLending thereunder and FlexLending has a First Priority perfected security interest therein. FlexLending has given reasonably equivalent value to the Bank Partner in consideration for the transfer to FlexLending by Bank Partner of the Pledged Retail Loans and all Related Security conveyed to FlexLending pursuant to the Bank Partner Loan Program Agreement.

(c) The Asset Loan Purchase Agreement creates a valid transfer and assignment to Company of all right, title and interest of FlexLending in and to all Pledged Retail Loans and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to FlexLending in consideration for the transfer to Company by FlexLending of the Pledged Retail Loans and Related Security pursuant to the Asset Loan Purchase Agreement.

(d) The Asset Purchase Agreement creates a valid transfer and assignment to Intermediate Seller of all right, title and interest of Seller in and to all Pledged Leases and all Related Security conveyed to Intermediate Seller thereunder and Intermediate Seller has a First Priority perfected security interest therein. Intermediate Seller has given reasonably equivalent value to Seller in consideration for the transfer to Intermediate Seller by Seller of the Pledged Leases and Related Security pursuant to the Asset Purchase Agreement.

(e) The Asset Sale Agreement creates a valid transfer and assignment to Company of all right, title and interest of Intermediate Seller in and to all Pledged Leases and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to Intermediate Seller in consideration for the transfer to Company by Intermediate Seller of the Pledged Leases and Related Security pursuant to the Asset Sale Agreement.

4.24 Disclosure. No documents, certificates, written statements or other written information furnished to Lenders by or on behalf of Seller, FlexLending or Company for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Seller, FlexLending or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

4.25 Patriot Act. To the extent applicable, Company and Seller are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.

4.26 Remittance of Collections. Company represents and warrants that each remittance of Collections by it hereunder to any Lender hereunder will have been (a) in payment of a debt incurred by Company in the ordinary course of business or financial affairs of Company and (b) made in the ordinary course of business or financial affairs.

4.27 Bank Partner Credit Policies.  The Bank Partner Credit Policies have been implemented by the Bank Partner and all requested changes to the Bank Partner Credit Policies are subject to approval and implementation by the Bank Partner.

Section 5. AFFIRMATIVE COVENANTS

Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to the Administrative Agent and each Lender:

(a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (including any month in which the Closing Date occurred):

(i) the consolidated balance sheet of Parent and its subsidiaries as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Parent and its subsidiaries, in each case for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification with respect thereto;

(ii) a report describing in reasonable detail all outstanding Permitted Parent Indebtedness of the Parent and its subsidiaries, including their respective outstanding balances;

(iii) any other operating reports prepared by the management of Parent for such period as may be requested by the Administrative Agent or any Lender; an

(iv) together with each delivery of financial statements pursuant to Section 5.1(a), a duly executed and completed Monthly Compliance Certificate.

(b) Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days (or, with respect to the fourth Fiscal Quarter of each Fiscal Year, sixty (60) days) after the end of each Fiscal Quarter of each Fiscal Year, the consolidated balance sheet of Parent and its subsidiaries, in each case, as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its subsidiaries, in each case, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto and any other operating reports prepared by the management of Parent for such period as may be requested by any Lender or the Administrative Agent;

(c) Annual Financial Statements and Reports. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Parent and its subsidiaries, in each case, as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its subsidiaries, in each case, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of EisnerAmper or other independent certified public accountants of recognized national standing selected by Seller, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified (other than any qualification related solely to the potential inability of Company to refinance the Obligations prior to the Commitment Termination Date) as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods).

(d) Compliance Certificates. Together with each delivery of financial statements pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Collateral Reporting.

(i) On each Monthly Reporting Date, with each Funding Notice, and at such other times as the Administrative Agent or any Lender may request, a Borrowing Base Certificate (calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), together with a reconciliation to the most recently delivered Borrowing Base Certificate and Borrowing Base Report, in form and substance satisfactory to Administrative Agent, Paying Agent and each Lender. Each Borrowing Base Certificate delivered to Administrative Agent and each Lender shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by Company to Administrative Agent and each Lender that each Lease or Retail Loan included therein as an “Eligible Lease” or “Eligible Retail Loan” is, in fact, an Eligible Lease or Eligible Retail Loan, as applicable. In the event any request for a Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(f) is delivered to Administrative Agent, Paying Agent and each Lender by Company electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent, Paying Agent and each Lender as to the authenticity thereof. The Administrative Agent shall have the right but not the obligation to adjust any Borrowing Base to correct any errors in calculations of thereto, provided, that prior to making any such adjustment, the Administrative Agent shall provide written notice describing in reasonable detail the error and re-calculation of the Borrowing Base (with supporting documentation) and afford to the Company a reasonable opportunity to review such re-calculation and discuss same with the Administrative Agent.

(ii) On each Monthly Reporting Date, the Monthly Servicing Report to Administrative Agent, Paying Agent and each Lender on the terms and conditions set forth in the Servicing Agreement.

(iii) As soon as available, and in any event within twenty (20) calendar days after the end of each month, a report, which may be part of the Monthly Servicing Report, (i) summarizing Collections and performance data in scope and format reasonably acceptable to the Administrative Agent with respect to the Retail Loans and Leases on a combined pool and segregated basis and (ii) includes a calculation of the Payment Processing Expense Ratio, the performance covenants described in Section 5.13 and the Advance Rate Step-Down Ratio and corresponding trigger level described in Appendix D for the related Monthly Period.

(g) Legal Update. Together with each delivery of a Compliance Certificate pursuant to Section 5.1(d) and otherwise promptly upon any Authorized Officer’s knowledge thereof, written notice of the occurrence of any material legal developments expected to have a significant adverse impact on the Bank Partner Program or Seller’s or Parent’s business (or, if there are no such material legal developments since the last update provided by Company pursuant to this Section 5.1(g), a written confirmation that there are no such legal developments since such last update).

(h) Notice of Default. Promptly upon an Authorized Officer of Company obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Seller, FlexLending, Parent or Company with respect thereto; (ii) that any Person has given any notice to Seller, FlexLending, Parent or Company or taken any other action with respect to any event or condition set forth in Section 7.1(a); (iii) of the occurrence of any event or change that has caused, either in any case or in the aggregate, a Material Adverse Effect, or (iv) any breach or alleged breach or any adverse event or circumstance with respect to the Bank Partner Loan Program Agreement or the Bank Partner Program, including the assertion or threatening of any adverse claims or regulatory inquiries or investigations related thereto, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Seller, FlexLending, Parent or Company, as applicable, has taken, is taking and proposes to take with respect thereto;

(i) Notice of Litigation. Promptly upon an Authorized Officer of Company obtaining actual knowledge of an Adverse Proceeding not previously disclosed in writing by Company to Lenders or any material development in any such Adverse Proceeding (including any adverse ruling or significant adverse development in any Adverse Proceeding) that would be expected to have a significant adverse impact on the Bank Partner Program or Company, Parent FlexLending, or Seller or any Subsidiary thereof, written notice thereof together with such other information as may be available to Company or Seller to enable Lenders and their counsel to evaluate such matters;

(j) ERISA. (i) Promptly upon an Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Seller, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Seller, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each affected Pension Plan; (2) all notices received by Parent, Seller, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any affected Employee Benefit Plan of Parent, Seller or any of its Subsidiaries thereof, or, with respect to any affected Pension Plan or affected Multiemployer Plan, any of their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, to the extent that Seller or the Subsidiary or ERISA Affiliate, as applicable, has rights to access such documents, reports or filings), as the Administrative Agent or Lender shall reasonably request;

(k) Notice of Change in Board of Directors. Subject to Section 6.14, with reasonable promptness, and in any event within five (5) Business Days, written notice to each Lender and the Administrative Agent of any change in the board of directors (or similar governing body) of the Parent;

(l) Information Regarding Collateral. Prior written notice to Administrative Agent of any change (i) in Company’s corporate name, (ii) in Company’s identity, limited liability company structure or jurisdiction of organization, or (iii) in Company’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;

(m) Public Reporting. The obligations in Sections 5.1(b) and (c) in respect of Parent’s financial statements may be satisfied by furnishing, at the option of the Company, the applicable financial statements as described above or Parent’s Annual Report on Form 10-K or Parent’s Quarterly Report on Form 10-Q, as filed with the SEC, as applicable;

(n) Other Information.

(i) to the extent not otherwise provided hereunder, copies of all material reports, including all year-end summaries, annual reports, budgets, business plans, a quarterly delivery of Seller’s capitalization table, written consents or matters pertaining to a vote of security holders sent generally by Seller to its security holders acting in such capacity or by any Subsidiary of Seller to its security holders other than Seller or another Subsidiary of Seller;

(ii) not later than Friday of each week (or if such day is not a Business Day, the immediately preceding Business Day) in which a Borrowing Base Report has not otherwise been delivered hereunder, a Borrowing Base Report;

(iii) such material information and data with respect to Seller or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender, in each case, which relate to Company’s or Seller’s financial or business condition or the Collateral; and

(iv) such information and data with respect to Bank Partner Program and the Retail Loans as from time to time may be reasonably requested by the Administrative Agent or any Lender.

(o) [Intentionally Omitted].

(p) Access to Collection Account. The Company or its designee shall and shall cause the Servicer to provide the Administrative Agent or its designee with read-only access to the Collection Account.

(q) Notice of Payment of Subordinated Debt: The Company shall provide the Administrative Agent with at least ten (10) Business Days prior written notice of the Seller’s intention to repay any outstanding principal balance owing under any Permitted Seller Subordinated Indebtedness or any Permitted Parent Indebtedness.

5.2 Existence. Except as otherwise permitted under Section 6.7, Company, Seller, FlexLending, the Intermediate Seller and Parent will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3 Payment of Taxes and Claims. Company, Seller, FlexLending and Parent will pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Company will not file or consent to the filing of any consolidated income tax return with any Person (other than Parent or any of its Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit Document.

Company shall deposit all portions of payments received from Obligors representing payments of sales and use taxes to the Lockbox System in accordance with Section 2.11(b)(vi) hereof. As soon as reasonably practicable after any payment of taxes by Company, the Servicer or any party on their respective behalves to any taxing authority reflecting sales and use taxes, Company and the Servicer shall deliver to the Administrative Agent and the Lenders a certificate satisfactory to the Administrative Agent and the Lenders detailing the aforementioned tax payments, certifying that such amounts are accurate and correct and confirming that payments of such taxes have been made in a timely manner to the relevant tax authority.

5.4 Insurance. Company shall cause Seller and Parent to maintain or cause to be maintained, with financially sound and reputable insurers, (a) all insurance required to be maintained under the Servicing Agreement, (b) business interruption insurance reasonably satisfactory to Administrative Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Seller and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.5 Inspections; Compliance Audits; Regulatory Review.

(a) Company will permit or cause to be permitted, as applicable, any authorized representatives designated by Administrative Agent or any Lender (including, without limitation, Protiviti, or such other auditor selected by the administration Agent for the purpose of conducting the reviews contemplated by clause (iv) below) to visit and inspect any of the properties of Company, FlexLending, or Seller, at any time, and from time to time upon reasonable advance notice and during normal working hours, to (i) inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Company, FlexLending, or Seller and independent public accountants; (ii) verify the compliance by Parent, Company, FlexLending or Seller with the Credit Agreement, the other Credit Documents and/or the Underwriting Policies and by Bank Partner with the Bank Partner Loan Program Agreement and the Bank Partner Credit Policies, as applicable; (iii) conduct a review of the Company’s policies, procedures and controls, including financial controls, and/or (iv) conduct a review of Lease Files and Retail Loan Files in connection with the preparation of an agreed upon procedures report. Company agrees to pay Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof performed or prepared, or if such review, audit or inspection is being conducted by Protiviti or another auditor selected by the Administrative Agent, the fees, costs and expenses of such person (A) at any time during the existence of a Default or an Event of Default and (B) otherwise up to four (4) times in any calendar year (with a limit of two (2) such reviews to be conducted on the premises of the Company, FlexLending or Seller, with any other reviews to be conducted remotely); provided, however, that so long as no Default or Event of Default has occurred or is continuing, the fees, costs and expenses to be paid by the Company with respect to reviews of Lease Files and Retail Loan Files contemplated by clause (iv) above and the Compliance Review in subsection (b) below (other than any Compliance Review in connection with the origination of Leases in a new state or a material change in the Requirements of Law of a state applicable to Leases or Retail Loans (as compared to Eligible Leases or Eligible Retail Loans, as applicable, that have been previously included in the Borrowing Base) or a Compliance Review in connection with a concentration with respect to any state of outstanding Eligible Leases or Eligible Retail Loans that is 10% or more of the aggregate Amortized Order Value for all Eligible Leases and Eligible Retail Loans, as applicable) shall be subject to a cap of $60,000 in any calendar year.

(b) At any time during the existence of an Event of Default and otherwise one (1) time in any calendar quarter, the Administrative Agent, any Lender or its designee, may, at Company’s expense, subject to the cap set forth in subsection (a) above, perform a compliance review (a “Compliance Review”) with five (5) Business Days’ prior written notice to verify the compliance by Company, FlexLending and Seller with Requirements of Law related to the Pledged Leases and Pledged Retail Loans and to review the materials prepared in accordance with Section 5.5(a). Company shall, and shall cause Seller, FlexLending, Parent and Bank Partner to, cooperate with all reasonable requests and provide the Administrative Agent with all necessary assistance and information in connection with each such Compliance Review. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent to review Company’s form of Lease Agreements, Retail Loan Agreements, Underwriting Policies, Bank Partner Credit Policies, information processes and controls, compliance practices and procedures and marketing materials (“Materials”). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent regarding such recommendations. In connection with any Compliance Review pursuant to this Section 5.5(b), the Administrative Agent agrees to use a single regulatory counsel.

(c) In connection with any inspection pursuant to Section 5.5(a) or a Compliance Review, the Administrative Agent or its designee may contact a Obligor as necessary to perform such inspection or Compliance Review, as the case may be, provided, however, that such contact shall be subject to applicable Requirements of Law and be made in the name of, and in cooperation with, Seller, FlexLending and Company, unless Seller (i) has failed to so cooperate for at least ten (10) Business Days after receiving a written request from the Administrative Agent requesting such cooperation, or (ii) is no longer the “Servicer” under the Servicing Agreement.

(d) Upon Administrative Agent's reasonable request, the Company shall cause FlexLending to exercise any audit or inspection rights pursuant to the Bank Partner Loan Program Agreement and, subject to applicable law, to allow the Administrative Agent to participate in any such audit or inspection thereunder and to cause the Bank Partner to provide information regarding the Bank Partner Program and the Retail Loans as the Administrative Agent may reasonably request from time to time.

(e) (i) If Leases are originated in a new state or if there has been a material change in the Requirements of Law applicable to Leases or Retail Loans (as compared to Eligible Leases or Eligible Retail Loans, as applicable, that have been previously included in the Borrowing Base) or (ii) as of any date for which there is, or will be, a concentration with respect to any state of outstanding Eligible Leases or Eligible Retail Loans that is 10% or more of the aggregate Amortized Order Value for all Eligible Leases and Eligible Retail Loans, as applicable, upon Administrative Agent's request, Company shall provide a written legal opinion or memorandum of external counsel (which counsel is satisfactory to the Administrative Agent) with respect to compliance with law or other regulatory matters regarding such Leases, the related Lease Agreements or such Retail Loans or the related Retail Loan Agreements, as applicable, in form and substance satisfactory to the Administrative Agent. The failure of Company to provide such legal opinion or memorandum of external counsel described in the previous sentence within a reasonable period of time after Administrative Agent's request shall result in such Leases or Retail Loans no longer being Eligible Leases or Eligible Retail Loans, as applicable.

5.6 Lenders Meetings. Company shall, and shall cause Seller and Bank Partner to, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent. Upon Company’s request and consent by Administrative Agent and Requisite Lenders, such meeting shall be held by conference call.

5.7 Compliance with Laws. Company shall, and shall cause Seller, FlexLending, the Bank Partner and Parent to, comply with the Requirements of Law, noncompliance with which would be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8 Separateness. Company shall at all times comply with Sections 9 (or any successor sections) of its Limited Liability Company Agreement, and shall not violate or cause to be violated the assumptions made with respect to Company in any opinion letter pertaining to substantive consolidation delivered to Lenders in connection with the Credit Documents.

5.9 Further Assurances. At any time or from time to time upon the reasonable request of any Lender or the Administrative Agent, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or such Lender may request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information requested pursuant to Section 9.20. In furtherance and not in limitation of the foregoing, Company shall take such actions as the Administrative Agent or any Lender may request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company.

5.10 Communication with Accountants. Company authorizes Administrative Agent to communicate directly with Company’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor (at the request of any Lender), shall request that such accountants) communicate to Administrative Agent information relating to Company with respect to the business, results of operations and financial condition of Company (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Company, and Company is given a reasonable opportunity to cause an officer to be present during any such communication. Company agrees that the Administrative Agent may communicate with Company’s independent certified public accountants pursuant to this Section 5.10 (a) at any time (i) during the existence of a Default or an Event of Default, (ii) upon any event or circumstance which has a Material Adverse Effect or (iii) upon any material change (as determined by the Administrative Agent) in Seller’s or Company’s accounting principles and policies and (b) otherwise, up to four (4) times in any calendar year. The failure of Company to be present during such communication after given such reasonable opportunity shall in no way impair the rights of the Administrative Agent under this Section 5.10.

5.11 Special Covenants Regarding CRR Compliance. (a) Seller, in its capacity as sole member of Company, represents that, on the Closing Date, its membership interest in the Company (the “Retained Interest”) represents a net economic interest in the Leases and the Retail Loans which is not less than 5% of the aggregate Amortized Order Value, except to the extent permitted under the Risk Retention Requirements, and the Retained Interest takes the form of the first loss tranche in accordance with Article 404(1)(d) of the CRR, as represented by overcollateralization with respect to each Lease and each Retail Loan. Seller agrees that, from the Closing Date until the Termination Date, it shall, for the benefit of each Lender and each holding company of any Lender that is required to comply with the requirements of the CRR, unless each Lender shall otherwise consent in writing:

(b) hold such membership interest on an ongoing basis until the Termination Date; provided, that Seller shall not be restricted by this Section 5.11(b) from transferring one or more senior interests in the membership interest, so long as it maintains the most subordinate interest in such membership interest and such subordinate interest satisfies the requirements of Article 404(1)(d) of the CRR (the “Minimum Retained Membership Interest”);

(c) not sell or subject the Minimum Retained Membership Interest to any hedge, credit risk mitigation or short position that is not permitted under the Risk Retention Requirements;

(d) for the purpose of each Monthly Servicing Report, confirm to the Servicer that it continues to comply with subsections (a) and (b) above;

(e) provide notice promptly to each Lender in the event it has breached subsections (a) or (b) above;

(f) notify each Lender of any change to the form of retention of the Retained Interest; and

(g) provide all information which any Lender reasonably requests in order for such Lender to comply with its obligations under the Risk Retention Requirements with respect to the Loans made by it hereunder. This Section 5.11 shall only be effective if any Lender is a Non-US Lender and each Non-US Lender agrees that the foregoing is reasonable.

5.12 Acquisition of Leases and Retail Loans. With respect to each Pledged Lease and Pledged Retail Loan, Company shall (a) acquire such Lease or Retail Loan pursuant to and in accordance with the terms of the Asset Sale Agreement and the Asset Loan Purchase Agreement, respectively, (b) take all actions necessary to perfect, protect and more fully evidence Company’s ownership of such Lease Retail Loan and Pledged Retail Loan, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate, and (c) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of Company, the Administrative Agent and the Lenders.

5.13 Performance Covenants. With respect to any Leases and Retail Loans originated during such Monthly Period:

(a) For any related Monthly Vintage Pool of Leases and Retail Loans (reported separately) originated by Seller or Bank Partner (and, with respect to loans originated by Bank Partner, an interest in which has been conveyed to the Company), as applicable, after the Closing Date, the aggregate Order Value of Leases and Retail Loans in which the Obligor failed to make its first payment prior to the second scheduled payment due date shall not exceed 25% of the aggregate Order Value of the related Monthly Vintage Pool, as applicable; and

(b) For any related Seasoned Net Vintage Pool of Leases and Retail Loans originated by Seller or Bank Partner (and, with respect to loans originated by Bank Partner, an interest in which has been conveyed to the Company), as applicable, after the Closing Date, the aggregate related Collections (which, with respect to Leases, are net of any amounts collected with respect to such Leases pursuant to the payment of sales and use taxes) is less than 6.5% of the aggregate related Order Value of the related Seasoned Net Vintage Pool for which the first scheduled payment is due, as applicable.

5.14 Intentionally Omitted.

5.15 Termination of Backup Servicer. In the event that the Backup Servicing Agreement is terminated for reasons other than those specified in Section 7.1(o), the Company shall reasonably coordinate and reasonably cooperate with the Administrative Agent and the Lenders to timely engage a replacement Backup Servicer.

5.16 Intentionally Omitted.

5.17 Interest Rate Cap Agreement. If Term SOFR in effect on any date is greater than or equal to 3.0%, the Borrower shall within thirty (30) days thereafter (i) enter into and maintain in full force and effect one or more Interest Rate Caps, each with an Eligible Interest Rate Cap Provider and each of which satisfies the definition of Eligible Interest Rate Cap Agreement and the aggregate notional amount of which, when taken together, is at least equal to the aggregate Commitments, and shall comply with the terms thereof, and (ii) assign to the Administrative Agent, for the equal and ratable benefit of the Administrative Agent and Lenders, all of the Borrower’s right and title to and interest in each Interest Rate Cap, such that the Administrative Agent shall have the right to enforce the Borrower’s rights and remedies under each Interest Rate Cap for the benefit of the Administrative Agent and the Lenders, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates, to perform any of the obligations of the Borrower under an Interest Rate Cap Agreement, which collateral assignment shall terminate upon the repayment of all amounts owing under this Agreement; provided, however that if (i) any Interest Rate Cap Provider ceases to be an Eligible Interest Rate Cap Provider or (ii) any Interest Rate Cap Provider fails to make a payment when due under the applicable Interest Rate Cap, the Borrower shall within thirty (30) days (x) cause such Person to assign its obligations under the related Interest Rate Cap to a new Eligible Interest Rate Cap Provider or (y) obtain a substitute Eligible Interest Rate Cap Agreement with an Eligible Interest Rate Cap Provider, including the related Eligible Interest Rate Cap Provider’s acknowledgment of the collateral assignment by the Borrower to the Administrative Agent of such Eligible Interest Rate Cap Agreement.

5.18 SSAE 16 SOC 2 Type II Report. The Company has obtained its “SSAE 18 SOC 2 Type I Report by an independent third party audit firm registered with the Public Company Accounting Oversight Board and of good repute in the financial services industry, that addresses all of the 2017 Trust Services Criteria for Security (often referred to as Common Criteria), as codified in TSP section 100 (AICPA Trust Services Criteria). For each year, Company shall deliver, or cause to be delivered, no later than March 31, a SSAE 18 SOC 2 Type 2 Report, for the reporting period defined as the twelve months ended the prior December 31.

5.19 Additional Information. Company shall or shall cause the Parent or its related Affiliate to promptly deliver to the Administrative Agent and each Lender, as requested by the Administrative Agent, updates regarding the progress and status of any equity by Parent or its related Affiliate.

5.20 Title to Retail Loans.

(a) Company shall grant to the Administrative Agent a security interest in the rights of the Bank Partner assigned to Company as against the applicable Obligors with respect to the Retail Loans.

(b) If a Default, Event of Default or Servicer Default has occurred, the Administrative Agent may request that any Retail Loan pledged to the Administrative Agent pursuant to the Credit Documents be converted to a full and complete legal sale and assignment of such Retail Loan (other than the Bank Partner's retained participation interest therein) and Related Security held or owned by Bank Partner (including any nominal title or other rights, title or interests therein), and Company shall, and shall cause FlexLending and Bank Partner to promptly so sell and assign, and convert all of its right, title and interest in such Retail Loan and Related Security to Administrative Agent. Company also undertakes to use its best efforts to assist in obtaining any releases, consents or approvals necessary to effectuate such transfer.

5.21 Notice of Modifications. The Company shall, and shall cause the Seller and FlexLending to, provide the Administrative Agent with reasonable advanced written notice of any proposed amendments or other modifications to (a) the Bank Program Credit Policies, (b) the form of the Retail Loan Agreement for the Retail Loans or (c) the Bank Partner Program Loan Agreement or related bank program documents. If the Administrative Agent objects to any such amendment or modification, any Retail Loan subject to such amendment or modification shall not be an Eligible Retail Loan hereunder. Administrative Agent acknowledges and agrees that the Bank Partner Program may be terminated in accordance with Section 10.2(i) or 10.3 of the Bank Program Loan Agreement and such termination shall not be subject to any consent by the Administrative Agent.

Section 6. NEGATIVE COVENANTS

Company covenants and agrees that, until the Termination Date, Company, Seller, FlexLending, Intermediate Seller and Parent shall perform (or cause to be performed, as applicable) all covenants in this Section 6.

6.1 Indebtedness. None of Seller, Parent, FlexLending, Intermediate Seller or Company shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than:

(a)	the Obligations and the “Obligations” as defined under the Existing Loan Agreement that survive the payment in full and termination of the Existing Loan Agreement and other agreements related thereto; and

(b)	solely with respect to Seller:

(i)	the Second Warehouse Facility executed upon the Lenders' failure to agree to increase the Commitments pursuant to Section 2.1(e)(ii);

(ii)	Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(iii)	Indebtedness consisting of capital lease obligations entered into in the ordinary course of business; and

(iv)	Permitted Seller Subordinated Indebtedness;

(c)	Indebtedness incurred in connection with a Permitted Channel Partner Program; and

(d)	solely with respect to Parent, Permitted Parent Indebtedness and the Revolution Agreements; and

(e)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument in the ordinary course of business and Indebtedness in the ordinary course of business in respect of overdraft protections and otherwise in connection with deposit accounts or other customary cash management services.

6.2 Liens. None of Seller, Parent, FlexLending, Intermediate Seller or Company shall directly or indirectly, create, incur, assume or permit to exist any Lien, including but not limited to in connection with any trade credit or other lines of credit, on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such entity, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens, any Liens in connection with a Permitted Channel Partner Program or any Liens granted under the Revolution Agreements.

6.3 Equitable Lien. If any of Seller, Parent, FlexLending, Intermediate Seller or Company shall create or assume any Lien (other than a Permitted Lien, any Liens in connection with a Permitted Channel Partner Program or any Liens granted under the Revolution Agreements) upon any of its properties or assets, whether now owned or hereafter acquired, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4 No Further Negative Pledges. Except pursuant to the Credit Documents, none of Parent, Seller, FlexLending, Intermediate Seller or Company shall enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than the Second Warehouse Facility, Permitted Parent Indebtedness or a Permitted Channel Partner Program.

6.5 Subsidiaries. None of Parent, Seller, FlexLending, Intermediate Seller or Company shall form, create, organize, incorporate or otherwise have any Subsidiaries except for Subsidiaries created by Seller in connection with the Second Warehouse Facility, a Permitted Channel Partner Subsidiary or the Revolution Subsidiary Formation.

6.6 Investments. Company shall not, directly or indirectly, make or own any Investment in any Person except Investments in Cash and Cash Equivalents, Permitted Investments, Retail Loans and Leases (and property received from time to time in connection with the workout or insolvency of any Obligor), Permitted Investments in the Controlled Accounts and investments in a Permitted Channel Partner Subsidiary.

6.7 Fundamental Changes; Disposition of Assets; Acquisitions. None of Seller, Parent, FlexLending, Intermediate Seller or Company shall enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person other than (a) acquisitions of Leases and Retail Loans, (b) property received from time to time in connection with the workout or insolvency of any Obligor, (c) Permitted Investments, including Permitted Investments in a Controlled Account, (d) sales of Charged-Off Leases and Charged-Off Retail Loans, and (e) property acquired pursuant to a Permitted Channel Partner Program, it being agreed that (x) in connection with and immediately prior to such sale, the Company may transfer any such Lease or Retail Loan to Intermediate Seller and Intermediate Seller may in turn transfer such Charged-Off Lease or Charged-Off Retail Loan to Seller or FlexLending and (y) simultaneously with any such sale, the Administrative Agent’s Lien thereon shall be released automatically without any further action required of the Administrative Agent or any Lender.

6.8 Sales and Lease-Backs. None of Seller, Parent, FlexLending, Intermediate Seller or Company shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company to any Person in connection with such lease.

6.9 Transactions with Shareholders and Affiliates. None of Seller, FlexLending, Intermediate Seller, Parent or Company shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Parent or any of its Subsidiaries or with any Affiliate of Seller or of any such holder other than the transactions contemplated or permitted by the Credit Documents and the Related Agreements, including, without limitation, the Asset Sale Agreement, the Asset Purchase Agreement, the Asset Loan Purchase Agreement and employment agreements.

6.10 Conduct of Business. From and after the Closing Date, none of Seller, Parent, FlexLending, Intermediate Seller or Company shall engage in any business other than the businesses engaged in by such entity on the Closing Date and business reasonably related thereto, other than in connection with a Permitted Channel Partner Program.

6.11 Fiscal Year. Company shall not change its Fiscal Year-end from December 31.

6.12 Servicer; Backup Servicer; Subservicer; SST Subservicer; Bank Partner.

(a) Company shall use its commercially reasonable efforts to cause Servicer, the Backup Servicer, the Subservicer and the SST Subservicer to comply at all times with the applicable terms of the Servicing Agreement, the Backup Servicing Agreement, the Bank Partner Loan Program Agreement, the Delegation of Servicing Agreement and the SST Subservicing Agreement, as applicable. Company may not (i) terminate, remove, replace Servicer, Backup Servicer, the Subservicer or the SST Subservicer (unless replaced with Systems & Services, Technologies, Inc. or Flexshopper, LLC (or any of its Subsidiaries) to the extent Flexshopper (or any of its Subsidiaries) has all appropriate licenses, consents and authorizations to so service) or (ii) subcontract out any portion of the servicing or permit third party servicing other than to the Backup Servicer, the Subservicer and the SST Subservicer, except, in each case, with the consent of the Requisite Lenders which consent shall not be unreasonably withheld or delayed. The Administrative Agent may not terminate, remove, or replace the Servicer except in accordance with the Servicing Agreement. The Administrative Agent may terminate, remove, or replace the Backup Servicer at any time.

(b) [Intentionally Omitted].

(c) The Company shall cause the Administrative Agent to be notified in writing of any proposed amendments to the Delegation of Servicing Agreement and the SST Subservicing Agreement. No such amendment which may be deemed adverse to the Administrative Agent shall become effective unless and until the Administrative Agent has consented in writing thereto.

(d) The Company shall cause the Administrative Agent to be notified in writing of any proposed amendments to the Bank Partner Loan Program Agreement. No such amendment which may be deemed adverse to the Administrative Agent shall become effective unless and until the Administrative Agent has consented in writing thereto.

6.13 Acquisitions of Leases and Retail Loans. Company may not acquire (i) Leases from any Person other than Intermediate Seller pursuant to the Asset Sale Agreement and (ii) Retail Loan from any person other than FlexLending pursuant to the Asset Loan Purchase Agreement.

6.14 Independent Manager. Company shall not fail at any time to have at least one independent manager (an “Independent Manager”) who is natural person who:

(a) for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not:

(i) an employee, director, stockholder, member, manager, partner or officer of the Company, the Member or any of their respective Affiliates (other than his or her service as an Independent Manager or Special Member of the Company or in a similar capacity for the Member or an Affiliate of the Company or the Member);

(ii) a customer or supplier of the Company, the Member or any of their respective Affiliates (other than his or her service as an Independent Manager or Special Member of Company or in a similar capacity for the Member or an Affiliate of the Company or the Member or in connection with the provision of registered agent, office or similar services for the Company, the Member or any of their respective Affiliates); or

(iii) any member of the immediate family of a person described in (i) or (ii); and

(b) has:

(i) prior experience as an Independent Manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and

(ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers or directors) to issuers of securitization or structured finance instruments, agreements or securities.

Notwithstanding any other provision of this Agreement or the Act, an Independent Manager is not a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

Upon Company learning of the death or incapacity of an Independent Manager, Company shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) two (2) Business Days’ prior written notice to the Administrative Agent and each Lender, (b) Company’s certification that any replacement manager will satisfy the criteria set forth in clauses (a)-(b) of this Section 6.14 and (c) the Administrative Agent’ written consent to the appointment of such replacement manager. For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Company shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Administrative Agent, which consent the Administrative Agent may withhold in its sole discretion.

6.15 Organizational Agreements and Credit Documents. (a) Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document, Company shall not (a) enter into any contract with any Person other than the Credit Documents to which it is a party, the Asset Sale Agreement, the Asset Loan Purchase Agreement, any Related Agreement, and an agreement related to the appointment of the Independent Manager and process agent, in each case, as of the Closing Date; (b) amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or modification, as the case may be; (c) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Credit Document (except in accordance with Section 6.12 hereof) without the prior written consent of the Requisite Lenders.

(b) The Company shall not permit the Servicer to take, and the Company shall not take, any action to remove or replace the Subservicer when permitted under the Delegation of Servicing Agreement without the prior written consent of the Administrative Agent, unless replaced with Systems & Services, Technologies, Inc. or Flexshopper, LLC ( or any of its Subsidiaries) to the extent Flexshopper (or any of its Subsidiaries) has all appropriate licenses, consents and authorizations to so service. The Company shall not permit the Subservicer to take, and the Subservicer shall not take, any action to remove or replace the SST Subservicer when permitted under the SST Subservicing Agreement without the prior written consent of the Administrative Agent, unless replaced with Flexshopper, LLC (or any of its Subsidiaries) to the extent Flexshopper (or any of its Subsidiaries) has all appropriate licenses, consents and authorizations to so service. Upon the occurrence of a default related to servicing under the Bank Partner Loan Program Agreement or a default under the Delegation of Servicing Agreement or an Event of Termination (as defined in the SST Subservicing Agreement) under the SST Subservicing Agreement and a request by the Administrative Agent to the Company for replacement of the Subservicer or the SST Subservicer, as applicable, the Company shall cause the Servicer or the Subservicer, as applicable, to, and the Company shall, select a successor to the Subservicer or SST Subservicer (with the written approval of the Administrative Agent) within 10 days following their receipt of such request and shall replace the Subservicer or SST Subservicer with such selected successor within 30 days after such selection.

6.16 Changes in Underwriting or Other Policies; Certain Methodologies.

(a) Company shall not agree to, and shall cause Seller not to, make any material change or modification to the Underwriting Policies and Company shall not agree to, and shall cause FlexLending and the Bank Partner not to, make any material change or modification to the Bank Partner Credit Policies, in each case, without providing prior written notice thereof to the Administrative Agent and each Lender (collectively, the “Notice Parties”). Company shall not agree to, and shall cause Seller, FlexLending and Bank Partner not to, make any Material Underwriting Policy Change (i) where such change makes such policies more restrictive with regard to Leases or Retail Loans, without the prior written consent of the Administrative Agent and the Requisite Lenders; provided, however, if such written consent shall not have been obtained within five (5) Business Days following request therefor by Company, Seller, FlexLending or Bank Partner, Administrative Agent and the Requisite Lenders shall be deemed to have consented thereto, and (ii) with respect to all other changes with the prior written consent of the Administrative Agent and the Requisite Lenders, provided, however, if such written consent shall not have been obtained within seven (7) Business Days following request therefor by Company or Seller, Administrative Agent and the Requisite Lenders shall be deemed to have consented thereto.

(b) Company shall not agree to, and shall cause Servicer not to, make any material change or modification to the Collections Policies without providing prior written notice thereof to the Administrative Agent and each Lender (collectively, the “Notice Parties”). Company shall not agree to, and shall cause Servicer not to, make any Material Collection Policy Change without the prior written consent of the Administrative Agent and the Requisite Lenders, provided, however, if such written consent shall not have been obtained within seven (7) Business Days following request therefor by Company or Servicer, Administrative Agent and the Requisite Lenders shall be deemed to have consented thereto.

(c) Company shall not agree to, and shall cause Seller not to, amend, restate, supplement or modify in any material respect any Lease Agreement form or Retail Loan Agreement form without providing prior written notice thereof to the Administrative Agent and each Lender and obtaining the consent thereto of the Requisite Lenders.

6.17 Tax Treatment. Company will not be treated as an association (or publicly traded partnership) taxable as a corporation.

6.18 Forms. Company shall not acquire Leases or Retail Loans which are not entered into on the form of applicable Lease Agreement or Retail Loan Agreement, respectively, attached hereto as Exhibit G as amended (to the extent not prohibited hereunder).

6.19 Second Warehouse Facility. Neither the Seller nor the Company will permit any Affiliate or Subsidiary thereof to enter into a Second Warehouse Facility with borrowing base eligibility criteria that are more restrictive on the Seller or any Affiliate or Subsidiary thereof than the terms of this Agreement. If the Seller or any Affiliate of Subsidiary thereof enters into any amendment, waiver or modification to the Second Warehouse Facility to include borrowing base eligibility criteria that are more restrictive on the Seller or any Affiliate or Subsidiary thereof than the terms of this Agreement (such modification being referred to as a “Warehouse Modification”), then this Agreement shall automatically be deemed modified to contain such more restricted eligibility criteria. Promptly but in no event more than five Business Days following the execution of any amendment to the Second Warehouse Facility documentation providing for a Warehouse Modification, the Company shall furnish the Administrative Agent and each Lender with a copy of such amendment, including on a redacted basis if required by the confidentiality restrictions of such document.

6.20 Restricted Payments. Neither Seller nor Company will permit Parent to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, so long as no Default, Event of Default or Servicer Default shall have occurred and the Applicable Advance Rate does not exceed 96%, Parent shall be permitted Restricted Payments in an amount not to exceed 25% (in a given fiscal year of Parent on a cumulative basis regardless of the number of times the payments are made in that year) of positive net income available to Parent's common shareholders in Parent's previous fiscal year.

Section 7. EVENTS OF DEFAULT

7.1 Events of Default. If any one or more of the following events shall occur.

(a) Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Company to pay (i) when due, the principal of and premium, if any, on any Loan whether at stated maturity (including on the Maturity Date), by acceleration or otherwise; (ii) within three (3) Business Days after its due date, any interest on any Loan or any fee due hereunder; or (iii) within thirty (30) days after its due date, any other amount due hereunder; or

(b) Default in Other Agreements.

(i) Failure of FlexLending, Seller or any Subsidiary of Seller to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness with a principal amount in excess of $1,000,000, in each case beyond the grace period, if any, provided therefor; or breach or default by FlexLending, Seller or any Subsidiary of Seller with respect to any other material term of (1) one or more items of Indebtedness with a principal amount in excess of $1,000,000, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore; or

(ii) Breach, default or other similar occurrence by Parent or Seller or an Affiliate of Seller under (a) any other document or agreement to which Administrative Agent or any Lender is a party to or (b) any instrument, document or agreement evidencing Permitted Seller Subordinated Indebtedness or Permitted Parent Indebtedness.

(c) Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Section 5.13; or

(d) Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by Company, FlexLending or Seller (or Seller as Servicer) in any Credit Document or in any statement or certificate at any time given by Company, FlexLending or Seller (or Seller as Servicer) in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company, FlexLending or Seller becoming aware of such default, or (ii) receipt by Company of written notice from the Administrative Agent or any Lender of such default; or

(e) Other Defaults Under Credit Documents. Company, FlexLending or Seller shall default in the performance of or compliance with any term or covenant contained herein or any of the other Credit Documents other than any such term referred to in any other Section of this Section 7.1 and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company, FlexLending or Seller becoming aware of such default, or (ii) receipt by Company, FlexLending or Seller of written notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller shall have an order for relief entered with respect to it or shall commence a voluntary case or consent to the appointment of a conservator or receiver or liquidator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller shall make any assignment for the benefit of creditors; or (ii) Bank Partner (if there are Pledged Retail Loans), Company, FlexLending or Seller shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Bank Partner(if there are Pledged Retail Loans), Company, FlexLending or Seller (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(h); or

(h) Judgments and Attachments.

(i) Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(ii) Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of $1,000,000 (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Seller (or Seller as Servicer) or FlexLending or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(iii) Any tax lien or lien of the PBGC shall be entered or filed against Company, FlexLending or Seller (involving, with respect to Seller only, an amount in excess of $1,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days;

(i) Dissolution. Any order, judgment or decree shall be entered against Company, FlexLending or Seller decreeing the dissolution or split up of Company, FlexLending or Seller, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results which has a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or (ii) Company shall establish or contribute to any Employee Benefit Plan; or

(k) Change of Control. A Change of Control shall occur, unless such Change of Control is a Permitted Change of Control; or

(l) Credit Documents. Failure of each Lender to receive within forty-five (45) days of the Closing Date, copies of the each Backup Servicing Agreement, the Blocked Account Control Agreement, and the Lockbox Account Control Agreement, originally executed and delivered by each applicable Person; or

(m) Key Person Event. A Key Person Event shall have occurred; or

(n) Servicing Agreement; Delegation of Servicing Agreement. A Servicer Default shall have occurred and be continuing or a default under the Delegation of Servicing Agreement shall have occurred and be continuing; or

(o) Backup Servicer Default; SST Subservicer Default. SST, in its capacity as Backup Servicer or SST Subservicer, or any replacement thereof shall resign or be terminated as a result of any action or inaction of the Company or the Servicer, as applicable, or an Event of Termination (as defined in the SST Subservicing Agreement) shall have occurred and be continuing; or

(p) Borrowing Base Deficiency; Repurchase Failure. (i) Failure by Company to pay any Borrowing Base Deficiency within three (3) Business Days after the due date thereof, or (ii) failure of Seller to repurchase any Lease as and when required under the Asset Purchase Agreement, or FlexLending to repurchase any Retail Loan as and when required under the Asset Loan Purchase Agreement or the Intermediate Seller to repurchase any Lease as and when required under the Asset Sale Agreement; or

(q) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto or Seller, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

(r) Breach of Financial Covenants. A breach of any Financial Covenant shall have occurred;

(s) Verification Event. Errors, exceptions or discrepancies exist with respect to the reconciliation of the applicable delivered documents to the Lease File or Retail Loan File with respect to any Proof of Purchase Verification Event or Inspection Verification Event and such errors, exceptions or discrepancies have not been remedied within thirty (30) Business Days following receipt of notice of such errors by the Company;

(t) Investment Company Act. Seller, FlexLending or Company become subject to any federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or Company becomes a required to be register or controlled by an “investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940;

(u) Payment Processing Expense. For any Monthly Period, the Payment Processing Expense Ratio exceeds 12%; or

(v) Bank Partner Program. So long as the Bank Partner Loan Program remains in effect (1) Bank Partner or FlexLending shall default in the performance of or compliance with any term or covenant contained in the Bank Partner Loan Program Agreement and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of FlexLending becoming aware of such default, or (ii) receipt by FlexLending of written notice of such default; (2) the Bank Partner Loan Program Agreement shall be terminated or cease to be in full force or effect or shall cease to be the legal, valid, binding and enforceable obligation of each party thereto (in each case, unless terminated in accordance with Sections 10.1, 10.2(i) or 10.3 of the Bank Partner Loan Program Agreement) without the consent of the Administrative Agent; (3) the effectiveness, validity, binding nature or enforceability of the Bank Partner Loan Program Agreement shall be contested or (4) the occurrence of a Regulatory Trigger Event.

THEN, upon the occurrence of any Event of Default, the Administrative Agent may, and shall, at the written request of the Requisite Lenders, take any of the following actions: (w) upon written notice to Company, terminate the Commitments, if any, of each Lender having such Commitments, (x) upon written notice to Company, declare the unpaid principal amount of and accrued interest on the Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) direct the Administrative Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, and  the Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company. In addition, pursuant to the Servicing Agreement, the Administrative Agent may terminate the Servicing Agreement and appoint a Successor Servicer upon the occurrence of a Servicer Default.

Notwithstanding the foregoing or anything to the contrary contained herein, no Default or Event of Default shall be deemed to have occurred or declared as such if such Default or Event of Default would be based on the occurrence or the expectation of an occurrence of a Material Adverse Effect unless the act, omission, event or circumstance giving rise thereto would be expected to have a material adverse effect as determined by a reasonable person (as opposed to Administrative Agent in its sole and absolute discretion) on: (i) the business, operations, properties, assets, financial condition or results of operations of Parent, FlexLending, Bank Partner Seller and its subsidiaries, taken as a whole; (ii) the ability of Company to pay any Obligations or Company, FlexLending, Bank Partner or Seller to fully and timely perform, in any material respect, its obligations under any Credit Document; (iii) the legality, validity, binding effect, or enforceability against Company, FlexLending, Bank Partner or Seller of any Credit Document to which it is a party; (iv) the existence, perfection, priority or enforceability of any security interest in the Pledged Leases and Pledged Retail Loans; (v) the validity, collectability, or enforceability of the Pledged Leases and Pledged Retail Loans taken as a whole or in any material part, or (vi) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender or any Secured Party under any Credit Document.

Section 8. Administrative AGENT

8.1 Appointment of Administrative Agent. Each Lender hereby authorizes Powerscourt Investments 50, LP to act as Administrative Agent to the Lenders hereunder and under the other Credit Documents and each Lender hereby authorizes Powerscourt Investments 50, LP, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. The provisions of this Section 8 are solely for the benefit of Administrative Agent and Lenders and neither Company nor Seller shall have any rights as a third party beneficiary of any of the provisions thereof (other than Section 8.6 with respect to which the Company shall have the right to enforce). In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Lender, Seller or any of its Subsidiaries.

8.2 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.

8.3 General Immunity.

(a) Exculpatory Provisions Relating to Administrative Agent. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Seller and Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4).

8.4 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Seller and Company in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Seller and Company. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) The Administrative Agent and each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

8.5 Right to Indemnity.

(a) Administrative Agent. The Lenders severally agree to indemnify Administrative Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company or Seller, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.6 Successor Administrative Agent.

(a) Administrative Agent.

(i) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Company. Upon any such written notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(ii) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

8.7 Collateral Documents. Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 9.4, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.4) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 9. MISCELLANEOUS

9.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Administrative Agent shall be effective until received by the Administrative Agent, provided, however, that Company may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report, any Funding Notice and any financial statements or reports (including any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Lender notifies Company that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report, Funding Notice or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.

9.2 Expenses. Company agrees to pay promptly (a) (i) all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of Mayer Brown LLP, counsel to the Administrative Agent) of negotiation, preparation, execution and administration of the Credit Documents and any consents, waivers or other amendments or modifications to the Credit Documents; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Secured Parties; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; and (d) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by the Administrative Agent or any Lender in enforcing any Obligations of or in collecting any payments due from Company or Seller hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 9.2 and the indemnification provided pursuant to Sections 2.19(e) and 8.5, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents and persons identified in the last sentence of Section 2.4(b) hereof (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE excluding any amounts in respect of claims for taxes not otherwise payable by Company under Section 2.16(b)(iii); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Indemnification of an Affected Party is subject to and not in addition to the indemnification provided pursuant to Section 2.19(e) and 8.5.

(b) To the extent permitted by applicable law, Company shall not assert, and Company hereby waives, any claim against any Affected Party or Lender and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 9.4(b) and 9.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Seller therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) (x) amend the definition of “Borrowing Base” or (y) amend, modify, terminate or waive Section 2.12, Section 2.13 or Section 2.14 or any provision of this Section 9.4(b) or Section 9.4(c);

(vii) amend the definition of “Requisite Lenders” “Exposure,” “Pro Rata Share,” “Advance Rate,” “Availability,” or any definition used therein; provided, with the consent of Administrative Agent, Company and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by Company or Seller of any of its respective rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Seller therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Loan of the Lenders without the consent of the Requisite Lenders;

(iii) amend the definitions of “Eligibility Criteria” or “Eligible Obligor” or amend any portion of Appendix C without the consent of the Requisite Lenders;

(iv) amend or modify any provision of Sections 2.11 without the consent of the Requisite Lenders; provided, however, that, notwithstanding the foregoing, any such amendment or modification during the continuance of any Event of Default or Servicer Default shall only require the consent of the Requisite Lenders; or

(v) amend or modify any provision of Section 7.1 without the consent of the Requisite Lenders; provided, however, that, notwithstanding the foregoing, any waiver of the occurrence of a Default or an Event of Default shall only require the consent of the Requisite Lenders.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Lenders, execute amendments, modifications, waivers or consents on behalf of the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or Seller in any case shall entitle Company or Seller to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company. Notwithstanding anything to the contrary contained in this Section 9.4, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its reasonable discretion), in any provision of the Credit Documents, then the Administrative Agent and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof. No amendment to this Agreement may be entered into that would reduce the rights, decrease the fees or other amounts payable to the Paying Agent or increase the duties or obligations of the Paying Agent without its consent. The fees and expenses of the Paying Agent (including any attorneys fees and expenses) in connection with any amendment hereunder shall be borne by the Company.

9.5 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.5, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Paying Agent, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 9.5(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.5(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.16(e).

(e) Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall (i) provide Paying Agent with written notice of such assignment, (ii) give prompt written notice thereof to Company, and (iii) maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery of the Agreement or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.5, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 9.5, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Loan Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Seller, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Company (through a Designated Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.16 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person, including the identity of any Participant or any information relating to a Participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Administrative Agent nor the Paying Agent shall have responsibility for maintaining a Participant Register. Company shall not disclose the identity of any Participant of any Lender or any information relating to such Participant’s interest or obligation to any Person, provided that Company may make (1) disclosures of such information to Affiliates of such Lender and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, Company shall make reasonable efforts to notify the applicable Lender of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Company by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.5 any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder; and

9.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.15, 2.16, 9.2, 9.3, and 9.9 and the agreements of Lenders set forth in Sections 2.14, 8.3(b) and 8.5 shall survive the payment of the Loans and the termination hereof.

9.8 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.9 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Lenders, Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.10 Severability. In case any provision in or obligation hereunder or any Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.11 Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the applicable Agent (other than the Administrative Agent) or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).

9.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.13 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

9.14 CONSENT TO JURISDICTION.

(A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

(B) COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON CORPORATION SERVICE COMPANY, 1180 AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK 10036, AND HEREBY APPOINTS CORPORATION SERVICE COMPANY, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CORPORATION SERVICE COMPANY SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.14 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16 Confidentiality. The Administrative Agent and Lender shall hold all non-public information regarding Seller and its Subsidiaries and their businesses obtained by such Lender or Administrative Agent confidential and shall not disclose such information; provided, however, that, in any event, a Lender or Administrative Agent may make (a) disclosures of such information to Affiliates of such Lender or Administrative Agent and to their agents, auditors, attorneys and advisors (and to other persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16) provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Administrative Agent such Persons will be instructed to keep, such information confidential, (b) disclosures of such information to any other Lender or Administrative Agent, (c) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, (d) disclosure to any rating agency when required by it, (e) disclosure to any Lender’s financing source or the directors, trustees, officers, employees, agents, attorneys, independent or internal auditors, financial advisors or other professional advisors of such financing source who, in each case, agree to hold confidential such confidential information substantially in accordance with this Section 9.16, (f) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Lender or Administrative Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Administrative Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, and (g) any other disclosure authorized by Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Administrative Agent from sources other than Company other than as a result of a disclosure by the Administrative Agent or Lender known (or that should have reasonably been known) to be in violation of this Section 9.16, and (ii) on or after the Closing Date, the Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company or Seller) (collectively, “Trade Announcements”). Company shall not issue, and shall cause Seller not to issue, any Trade Announcement using the name of the Administrative Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld). The Company hereby acknowledges and agrees (for itself and on behalf of its Affiliates) to keep all fee, pricing and other economic terms related to this Agreement and each other Credit Document confidential and not disclose such information except that the Company may make (a) disclosures of such information to Affiliates and to its and their agents, auditors, attorneys and advisors (and to other persons authorized by the Company to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16) provided that such Persons are informed of the confidential nature of the information, and are instructed to keep, such information confidential, (b) disclosure to any rating agency when required by it, (c) disclosures required by any applicable statute, law, rule or regulation (including the rules of the Securities and Exchange Commission) or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, the Company shall make reasonable efforts to notify the Administrative Agent of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of the Company by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (d) disclosures regarding pricing to lenders of Permitted Seller Subordinated Indebtedness and Permitted Parent Indebtedness and (e) any other disclosure authorized by Administrative Agent and the Company in writing in advance.

9.17 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest and (b) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.18 Counterparts. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party (whether such signature is with respect to this Agreement or any notice, officer’s certificate or other ancillary document delivered pursuant to or in connection with this Agreement) and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

9.19 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.20 Patriot Act. Each Lender, Paying Agent and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act. The parties hereto acknowledge that in accordance with such laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the Patriot Act and regulations promulgated by the Office of Foreign Asset Control (all such laws, regulations and executive orders, collectively, “AML Law”), the Paying Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Paying Agent. Each party hereby agrees that it shall provide the Paying Agent with such information in its possession as the Paying Agent may request from time to time in order to comply with any applicable requirements of AML Law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FLEXSHOPPER 2, LLC, as Company

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Paying Agent

By:
Name:
Title:

Powerscourt Investments 50, LP,
as Administrative Agent and Lender

By:
Name:
Title: